Exhibit 10.6

A mark of [***] in the text of this Exhibit indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement (“AGREEMENT”) is entered into as of February 23, 2005 (the “EFFECTIVE DATE”) by and between MedImmune, Inc., a Delaware corporation, having its principal place of business at One MedImmune Way, Gaithersburg, MD 20878 (“MEDIMMUNE”), and Abbott International LLC, a Delaware limited liability corporation (“ABBOTT”), having its principal place of business at 100 Abbott Park Road, Abbott Park, IL 60064.

Recitals:

A.                                   ABBOTT and MEDIMMUNE entered into a Distribution Agreement, dated December 1, 1997 (as amended as of April 28, 1999, October 8, 1999 and July 1, 2003, the “ORIGINAL AGREEMENT”), for the distribution of MEDI-493 (palivizumab), a humanized antibody directed against respiratory syncytial virus (“RSV”).

B.                                     MEDIMMUNE and ABBOTT desire to amend the ORIGINAL AGREEMENT to include the distribution of additional humanized antibody products directed against RSV and to further amend and restate the ORIGINAL AGREEMENT in its entirety as set forth in this AGREEMENT.

In consideration of the mutual promises and other good and valuable consideration, the parties hereby amend and restate the ORIGINAL AGREEMENT as follows:

Agreement:

1.                                      DEFINITIONS.

In addition to the terms defined above and other terms defined in other Sections of this AGREEMENT and Exhibit 3.2, the following terms when capitalized shall have the meanings set forth below for purposes of this AGREEMENT.

1.1                               “AFFILIATE” shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a PARTY.  Control means ownership or other beneficial interest in fifty percent (50%) or more of the voting stock or other voting interest of a corporation or other business entity the term, provided however that, the term shall specifically exclude TAP Pharmaceutical Products Inc., TAP Finance Inc., and TAP Pharmaceuticals Inc.

1.2                               “cGMP” shall mean the quality systems and current good manufacturing practices for the manufacture of the PRODUCT required by the REGULATORY AUTHORITIES in any country in the MAJOR MARKET, as amended from time to time.

1.3                               “CALENDAR QUARTER” shall mean the period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31 of any CONTRACT YEAR, as the case may be; provided, however, that the first CALENDAR QUARTER shall commence on the EFFECTIVE DATE hereof and shall end on March 31, 2005, and the last CALENDAR QUARTER shall commence on the date following the last day of the immediately prior CALENDAR QUARTER and end on the date of the expiration of the TERM.

1.4                               “COMMERCIALLY REASONABLE EFFORTS” shall mean those efforts of a PARTY which are consistent with those utilized by such PARTY to achieve the intent and objectives of the PARTIES under this AGREEMENT in good faith, taking into account all factors that impact the manufacturing, development, marketing and sales of the PRODUCTS, as applicable, which are commercially reasonable in the context of the PRODUCTS and the marketplace, unless the other PARTY can demonstrate that such PARTY’s efforts deviate meaningfully from the industry norm.

1.5                               “CONTRACT YEAR” shall mean July 1 of a calendar year through June 30 of the following calendar year, except that, solely for the purposes of calculating the amounts due under Section 3.8, the term “CONTRACT YEAR” shall mean the 12 month period commencing on December 1 of each calendar year and ending on November 30 of the immediately following calendar year; provided, however, that the first CONTRACT YEAR shall start on the EFFECTIVE DATE and end on June 30, 2005 (or November 30, in the case of Section 3.8) and that the last CONTRACT YEAR shall end on the last day this AGREEMENT remains in effect.

1.6                               “COST OF GOODS” shall mean the fully allocated cost to manufacture each UNIT of the PRODUCTS, determined in a reasonable manner consistent with MEDIMMUNE’s normal internal accounting practices and in accordance with generally accepted accounting principles (“GAAP”), which includes but is not limited to: (a) direct labor (salaries, wages and employee benefits); (b) direct materials; (c) operating costs of building and equipment used in connection with the manufacture of PRODUCT; (d) allocated depreciation and repairs and maintenance; (e) quality and in-process control; (f) an allocation of overhead costs incurred in connection with the manufacturing of PRODUCT, including: raw material supply and manufacturing administration and management, materials management, storage and handling; and manufacturing and employee training; (g) any charges for obsolescence, out of date product, spoilage, scrap or rework costs; (h) insurance costs; and (i) the cost of packaging and labeling, if applicable. To the extent that the manufacturing of the PRODUCTS is performed for MEDIMMUNE by a THIRD PARTY, amounts paid to such THIRD PARTY shall be included in COST OF GOODS in lieu of the items specified in (a) through (i) above.  No later than sixty (60) days following the start of each CONTRACT YEAR during the TERM of this AGREEMENT, MEDIMMUNE shall provide ABBOTT, in writing, with the COST OF GOODS for each presentation of the PRODUCT that will be supplied by MEDIMMUNE.

1.7                               “DEVELOPMENT COMMITTEE” shall have the meaning set forth in Section 6.6.

1.8                               “FDA” shall mean the United States Food and Drug Administration and any successor regulatory authority in the United States of America.

1.9                               “FIRM ORDER” shall have the meaning set forth in Section 5.1.

1.10                        “FTE RATE” shall mean the pro rata share of the fully burdened cost of a sales representative, per annum, based on time spent on the promotion of NUMAX in relation to the total time spent on all products promoted by such sales representative, comprising of the wages, bonuses, incentives, car expenses, other detailing costs typically associated with the promotion of a pharmaceutical product (including, but not limited to, expenses associated with training, promotional materials, travel and entertainment) and overhead costs reasonably allocable to such activities, as applicable in the country in the TERRITORY in which NUMAX will be co-promoted by MEDIMMUNE.

1.11                        “LAUNCH” shall mean the date of the first commercial sale of a PRODUCT sold on arm’s length terms to a THIRD PARTY by ABBOTT or any of its AFFILIATES in any country within the TERRITORY after the REGULATORY APPROVAL required for the marketing and sale of such PRODUCT in such country within the TERRITORY has been obtained.  Sales for clinical trial purposes shall not be considered a LAUNCH.  For clarity, a LAUNCH of a PRODUCT in the TERRITORY shall only be deemed to occur once upon the first commercial sale in the TERRITORY regardless of the number of countries in the TERRITORY in which such PRODUCT is approved and marketed.

1.12                        “MAJOR MARKET” shall mean any of the following countries: [***], and, collectively, the MAJOR MARKETS, subject to adjustment as set forth in Section 14.3.

1.13                        “NET SALES” shall mean, with respect to any PRODUCT, that sum determined by deducting from the gross amount invoiced in the applicable period by ABBOTT or ABBOTT’s AFFILIATES for such PRODUCT sold for use in the TERRITORY in an arms length transaction to THIRD PARTIES: (a) transportation, importation, insurance and other handling charges to the extent included in the billing; (b) trade, quantity or cash discounts, to the extent allowed; (c) credits or allowances, if any, given or made on account of price adjustments, or returns, to the extent made; (d) any and all Federal, state or local government rebates, whether in existence now, or enacted at any time during the term of this AGREEMENT, to the extent made; (e) any sales, use, value-added, excise or similar tax or other governmental charge upon or measured by the production, sale, transportation, delivery or use of such PRODUCT; and (f) a reasonable allowance for bad debt; in each case determined in accordance with ABBOTT’s normal internal accounting practices and GAAP.

1.14                        “NUMAX” shall mean the product candidate being developed by MEDIMMUNE, known as of the EFFECTIVE DATE as MEDI-524, including any functional derivative, delivery form, dosage form, formulation, improvement or presentation of such product candidate developed by or on behalf of MEDIMMUNE following the EFFECTIVE DATE.

1.15                        “PHASE III CLINICAL TRIAL” shall mean the Phase III clinical trial for NUMAX ongoing as of the EFFECTIVE DATE (designated by MEDIMMUNE as of the EFFECTIVE DATE as STUDY #MI-CP110).

1.16                        “PARTY” or “PARTIES” shall mean ABBOTT and/or MEDIMMUNE, as the case may be.

1.17                        “PATENT” shall mean the patent and patent applications listed on Exhibit 10.8, and any and all reissues, extensions, substitutions, reexaminations, supplemental protection certificates, continuations, continuations-in-part or divisions of or to any of such patents and patent applications.

1.18                        “PRODUCT(S)” shall mean SYNAGIS and/or NUMAX.

1.19                        “REGISTRATION FILES” means the following documents and related correspondence with REGULATORY AUTHORITIES: (a) REGULATORY FILINGS; (b) Drug Master Files  (the “DMF’s”) and Registration Dossier for the PRODUCTS; (c) labeling for all dosage forms of the PRODUCTS; (d) all clinical raw data concerning PRODUCT, expert reports, pre-clinical and clinical reports; (e) stability study reports; (f) existing specifications (including copies of validation of analytical methods); (g) formulations data included in the registration dossier for the PRODUCT; (h) any adverse event and pharmacovigilance reports; and (i) a summary of any outstanding regulatory issues.

1.20                        “REGULATORY APPROVAL” shall mean the applicable technical, medical and scientific licenses, registrations, authorizations and approvals required for marketing and/or use of the PRODUCTS in each country in the TERRITORY, including, without limitation, approvals of Biologics License Applications (BLA) or equivalent applications filed with REGULATORY AUTHORITIES in the TERRITORY, but excluding pricing, reimbursement or labeling approvals except to the extent required by a REGULATORY AUTHORITY in any country in the TERRITORY for the distribution, marketing, promotion, offer for sale, use, import or sale of PRODUCTS.  For the avoidance of doubt, an “approvable letter” (or its equivalent) issued by a REGULATORY AUTHORITY shall not be considered a REGULATORY APPROVAL.

1.21                        “REGULATORY AUTHORITY” shall mean the FDA and any national, supra-national (e.g., the European Commission, the Council of the European Union, or the European REGULATORY AUTHORITY for the Evaluation of Medicinal Products), regional, state or local regulatory authority, department, bureau, commission, council or other governmental entity.

1.22                        “REGULATORY FILINGS” shall mean a pre-market approval application and/or any other filings or dossier as may be required by REGULATORY AUTHORITIES to obtain or maintain REGULATORY APPROVALS for sale, use or marketing of any PRODUCT.

1.23                        “REVERSION DATE” shall mean, with respect to a REVERSION EVENT, the earlier of:  (a) [***] (or such later date on which ABBOTT declares a REVERSION EVENT in accordance with Section 3.4), (b) [***] years after the date of occurrence of a REVERSION EVENT defined in Sections 3.4 (a)(i) through (iv), or (c) the first date after occurrence of a REVERSION EVENT defined in Section 3.4(a)(v).

1.24                        “REVERSION EVENT” shall have the meaning set forth in Section 3.4.

1.25                        “SPECIFICATIONS” shall mean the written specifications for ingredients, composition, sampling,  test procedures, process descriptions, in-process criteria, final release criteria and other information relating to each of the PRODUCTS.  The current SPECIFICATIONS for the lyophilized formulation of SYNAGIS are attached as Exhibit A-1, the SPECIFICATIONS for the liquid formulation of SYNAGIS are attached as Exhibit A-2 and the SPECIFICATIONS for NUMAX are attached at Exhibit A-3.

1.26                        “SYNAGIS” shall mean any and all formulations of the humanized antibody product known as palivizumab that is marketed in the TERRITORY as of the EFFECTIVE DATE under the trademark Synagis®, and was previously known as MEDI-493.

1.27                        “TERRITORY” shall mean all countries of the world except the United States of America and its territories, possessions and commonwealths, subject to adjustment as set forth in Section 14.3.

1.28                        “THIRD PARTY” shall mean a party other than ABBOTT, MEDIMMUNE or their respective AFFILIATES.

1.29                        “THIRD PARTY MANUFACTURER” shall mean, for SYNAGIS, as of the EFFECTIVE DATE, Boehringer Ingelheim, or such other party that MEDIMMUNE appoints following the EFFECTIVE DATE for the manufacture of each of the finished PRODUCTS, in accordance with Section 7.8.

1.30                        “TRADEMARK” shall mean the trademark(s) for each of the PRODUCTS (with ownership determined in accordance with Section 10).

1.31                        “UNIT” shall mean a 50 mg vial, a 100 mg vial or other presentation of one or more of the PRODUCTS approved from time to time by the Manufacturing Steering Committee. For the purpose of any price calculations under this AGREEMENT, a UNIT shall be deemed to be a 100 mg equivalent vial of PRODUCT (e.g., a 50 mg vial would be equal to a 0.5 100 mg equivalent vial).

1.32                        “VACCINE” shall mean one or more biological and/or chemical materials that is or are designed to elicit an immune response in humans.

2.                                      GRANT OF RIGHTS.

2.1                               APPOINTMENT AND ACCEPTANCE.

(a)                                  During the TERM of this AGREEMENT, MEDIMMUNE hereby appoints ABBOTT as the exclusive distributor of each of the PRODUCTS in the TERRITORY.  In connection with such appointment, except as set forth in Section 9, ABBOTT shall exclusively conduct the marketing, promotion, sale and distribution of: (i) NUMAX for use in the prevention or treatment of all human, prophylactic and therapeutic, approved indications in any country within the TERRITORY (including all indications for which NUMAX is approved following the EFFECTIVE DATE in any country within the TERRITORY), and (ii) SYNAGIS for use in the prevention of RSV.  For the avoidance of doubt, ABBOTT’s appointment as the exclusive distributor means that, except as specifically provided otherwise in this AGREEMENT, MEDIMMUNE shall neither itself, directly or indirectly, market, promote, sell or distribute nor grant a THIRD PARTY any right to market, promote, sell or distribute in any country within the TERRITORY: (x) NUMAX for any human, prophylactic and therapeutic indication, or (y) SYNAGIS for the prevention of RSV.

(b)                                 ABBOTT hereby accepts the appointment as the exclusive distributor of the PRODUCTS as set forth in Section 2.1(a).  In connection with such appointment, ABBOTT agrees that following REGULATORY APPROVAL of a PRODUCT in each country of the TERRITORY, ABBOTT shall use its COMMERCIALLY REASONABLE EFFORTS to market, promote, sell and distribute at least one PRODUCT in each such country and, if NUMAX is approved in a particular country, then to the extent commercially viable (considering such factors as the breadth of the NUMAX label compared to the SYNAGIS label, the relative adverse event profile of each and the relative reimbursement rates of each), ABBOTT shall use its COMMERCIALLY REASONABLE EFFORTS to market, promote, sell and distribute NUMAX in any such countries.

(c)                                  For clarity, MEDIMMUNE agrees that, following the LAUNCH of NUMAX in any country in the TERRITORY, for as long as ABBOTT is actively distributing, marketing, promoting and selling NUMAX in such country, ABBOTT shall, in its sole discretion, have the right to cease the marketing, promotion, sale and distribution of SYNAGIS in such country upon written notice to MEDIMMUNE and subject to the transition provisions of Section 5.2.  ABBOTT’s failure to market, promote, sell or distribute SYNAGIS in any country in the TERRITORY during the active sale and distribution of NUMAX in such country shall not entitle MEDIMMUNE to terminate ABBOTT’s exclusive rights to SYNAGIS in such country under Section 14.3(c)(i) and shall not entitle MEDIMMUNE to itself market, promote, sell or distribute SYNAGIS for the prevention of RSV in any such country or grant any right to market, promote, sell or distribute SYNAGIS for the prevention of RSV in any such country to any THIRD PARTY.

(d)                                 ABBOTT hereby warrants and agrees as follows: (i) ABBOTT will only sell product for the treatment or prevention of RSV (including any indication for which NUMAX is approved in the future) in the TERRITORY which is purchased from MEDIMMUNE; (ii) ABBOTT will only sell and distribute product for the treatment or prevention of RSV (including any indication for which NUMAX is approved in the future) in the TERRITORY as to which ABBOTT maintains distribution rights under this AGREEMENT; (iii) ABBOTT will sell and distribute the PRODUCTS in accordance with the terms and conditions of this AGREEMENT; (iv) ABBOTT will sell each PRODUCT in the TERRITORY under the TRADEMARK applicable to such PRODUCT and only as purchased from MEDIMMUNE; and (v) to the extent commercially reasonable, ABBOTT will sell all PRODUCTS in its inventory on a first-in, first-out basis (i.e., UNITS of PRODUCT closest to their expiration date will be sold first).

(e)                                  ABBOTT agrees that neither ABBOTT nor an AFFILIATE of ABBOTT shall manufacture, promote, market or sell, directly or indirectly, or assist any THIRD PARTY in marketing or selling in the TERRITORY, any [***].  These restrictions will apply during the term of the AGREEMENT and for [***] after the termination or expiration of the AGREEMENT, except in the European Union, where the duration of the restriction is limited to [***] from the date of entry into force of the AGREEMENT.  Notwithstanding the foregoing, the restrictions set forth in the preceding two sentences shall not be applicable in any countries in the TERRITORY to the extent such restrictions are not permitted under applicable law, but if ABBOTT or an AFFILIATE of ABBOTT promotes, markets, sells or distributes any [***] in such countries, MEDIMMUNE shall have the sole right to either terminate this AGREEMENT or seek to renegotiate the terms of this AGREEMENT in light of the applicable antitrust laws and regulations (in which case ABBOTT will negotiate in good faith an appropriate amendment to this AGREEMENT).

(f)                                    ABBOTT agrees and acknowledges that neither ABBOTT nor its AFFILIATES has been granted any rights by MEDIMMUNE (either under this AGREEMENT or otherwise) to research, manufacture, develop, market, promote, sell or distribute NUMAX outside of the TERRITORY or SYNAGIS outside of the TERRITORY, except, in the case of SYNAGIS, pursuant to the terms of that certain Co-Promotion Agreement, dated as of November 26, 1997, by and between MEDIMMUNE and Abbott Laboratories (through its Ross Products Division), as amended.

2.2                               NON-DIVERSION AND BUNDLING.  Notwithstanding the foregoing provisions of Section 2.1, to the extent permitted by applicable law, ABBOTT agrees that ABBOTT and its AFFILIATES will not sell any of the PRODUCTS to any THIRD PARTY if ABBOTT (or its AFFILIATES) knows or has reason to believe that the PRODUCT will be re-sold or exported outside of the TERRITORY by such THIRD PARTY.  If, after sale of the PRODUCT to a THIRD PARTY, ABBOTT (or its AFFILIATES) learns or reasonably suspects (based on information obtained from MEDIMMUNE or a THIRD PARTY) that such PRODUCT was re-sold or exported outside of the TERRITORY, ABBOTT agrees to provide prompt written notice to MEDIMMUNE (except to the extent such information was initially provided by MEDIMMUNE) and make (or cause its AFFILIATES to make) reasonable efforts to obtain assurance from such THIRD PARTY that it will not divert the sale of the PRODUCT outside the TERRITORY.  If such assurance cannot be timely obtained, ABBOTT shall, if permitted under local laws, cease (or cause its AFFILIATES to cease) further sales of all PRODUCTS to such THIRD PARTY until reasonable assurance has been obtained from such THIRD PARTY that it will cease its resale or export activities with respect to such PRODUCT.  ABBOTT agrees that, with respect to its procedures related to limiting resale or export of the PRODUCTS by THIRD PARTIES, in addition to the foregoing, ABBOTT will treat the PRODUCTS similarly to other ABBOTT products.  Furthermore, the PARTIES agree that if, despite the foregoing, the resale or export of the PRODUCTS by THIRD PARTIES results in significant negative economic consequences to MEDIMMUNE, the PARTIES will meet in good faith to negotiate an appropriate resolution to the situation.

ABBOTT will not, without MEDIMMUNE’S written consent, (a) discount the selling price of any PRODUCT in order to promote the sales of other products of ABBOTT, or (b) bundle the PRODUCTS for sale with any other products (including other PRODUCTS).  ABBOTT agrees that in all cases it will conduct all price negotiations in good faith on an arms length basis.

2.3                               LABELING AND PACKAGING.  ABBOTT shall prepare all labeling, packaging and package inserts for PRODUCTS in conformity with regulatory guidelines in each country of the TERRITORY, which labeling shall clearly indicate that the PRODUCT is manufactured by or on behalf of MEDIMMUNE and is being distributed by ABBOTT, to the extent that such statements are allowed under the applicable laws and regulations in any particular country of the TERRITORY.

ABBOTT shall submit the company core datasheet (CCDS) and packaging to be used for PRODUCT in the MAJOR MARKETS to MEDIMMUNE for approval, which approval shall not unreasonably be withheld. If the proposed local labeling for a country in a MAJOR MARKET: (a) is materially changed from the CCDS previously approved by MEDIMMUNE  pursuant to this Section 2.3, (b) is approved for such country more than two (2) CONTRACT YEARS earlier, or (c) is reasonably requested to be submitted for review by MEDIMMUNE (provided however that, MEDIMMUNE may make such request to review no more than once annually), ABBOTT shall submit such labeling to MEDIMMUNE for approval, which approval shall not unreasonably be withheld. In all cases, MEDIMMUNE shall be deemed to have approved such submitted labeling, packaging or packaging inserts unless MEDIMMUNE provides ABBOTT written objection or approval thereto within twenty (20) days after receipt thereof, but in no event later than ten (10) days prior to any applicable regulatory deadline (assuming timely notification by ABBOTT at least thirty (30) days before such deadline).

2.4                               SUBDISTRIBUTORS.  ABBOTT agrees not to sell the PRODUCTS through subdistributors without the written consent of MEDIMMUNE, which consent shall not be unreasonably withheld. If such consent is granted, ABBOTT shall remain fully liable and responsible to MEDIMMUNE for the activities of a subdistributor appointed by ABBOTT and will monitor any subdistributors to ensure that such subdistributors actions are not inconsistent with the obligations of ABBOTT under this AGREEMENT.

2.5                               RIGHT OF FIRST OFFER.  If at any time during the TERM, MEDIMMUNE develops and has marketing rights to [***] (“COMPETING PRODUCT”) and MEDIMMUNE desires to grant rights to distribute a COMPETING PRODUCT in one or more countries of the TERRITORY, then MEDIMMUNE shall first notify ABBOTT in writing that it is seeking to appoint such a distributor and if, within thirty (30) days after such written notice, ABBOTT notifies MEDIMMUNE in writing that ABBOTT is interested in becoming that distributor, then MEDIMMUNE and ABBOTT shall negotiate in good faith the terms and conditions of a distribution agreement for such COMPETING PRODUCT in such countries.  If the PARTIES do not reach agreement as to the terms and conditions of such a distribution agreement within sixty (60) days after MEDIMMUNE receives such written notice from ABBOTT or ABBOTT does not notify MEDIMMUNE in writing of ABBOTT’s interest within the thirty (30) day period after the written notice from MEDIMMUNE, then MEDIMMUNE may grant such rights to a THIRD PARTY.  Notwithstanding the foregoing, in the event the PARTIES were unable to reach an agreement as to the terms and conditions, MEDIMMUNE shall not offer such appointment to a THIRD PARTY on  terms and conditions that are, on the whole, more favorable considering the economic value of the transaction, without first offering such terms and conditions to ABBOTT.  Neither PARTY shall have the obligation to enter into an agreement with respect to distribution of a COMPETING PRODUCT and neither shall have liability for failing to enter into any such agreement.  Notwithstanding anything in this Section 2.5 to the contrary, MEDIMMUNE may, itself, distribute a COMPETING PRODUCT in the TERRITORY through local wholesale distribution channels without first offering distribution rights to ABBOTT under this Section 2.5, provided that any THIRD PARTY appointed by MEDIMMUNE for such local distribution shall not market or promote the PRODUCT in the TERRITORY.

3.                                      PURCHASE OF PRODUCTS

3.1                               (a)                                  REQUIREMENTS.  Subject to the terms and conditions of this AGREEMENT, during  the TERM of this AGREEMENT, MEDIMMUNE shall sell exclusively to ABBOTT and ABBOTT shall purchase, exclusively from MEDIMMUNE, ABBOTT’s requirements of each PRODUCT for sale in the TERRITORY.  ABBOTT shall pay the price for such PRODUCT as set forth in Section 3.2.

(b)                                 SUPPLY PLANNING. Subject to the availability of PRODUCT from MEDIMMUNE, ABBOTT shall maintain sufficient inventories of PRODUCT to enable ABBOTT to effectively satisfy demand for PRODUCT in the TERRITORY.  Subject to Section 3.6, MEDIMMUNE shall use COMMERCIALLY REASONABLE EFFORTS to establish and maintain a manufacturing schedule and inventory on-hand of each PRODUCT sufficient to supply ABBOTT’s demands of such PRODUCT, in 50 mg and 100 mg presentations (or any other presentations that may be approved by the Manufacturing Steering Committee) as set forth in the forecasts submitted by ABBOTT in accordance with the terms of Section 5 hereof.

3.2                               PRODUCT PRICE.  Certain definitions related to this Section 3.2 are set forth in Exhibit 3.2 which is hereby incorporated by reference.

(a)                                  INVOICE/PAYMENT.  MEDIMMUNE shall invoice ABBOTT for all PRODUCT delivered by MEDIMMUNE to the carrier and ABBOTT shall pay MEDIMMUNE for such PRODUCT, all in accordance with this Section 3.2.  The invoice amount shall be denominated in U.S. Dollars.  MEDIMMUNE shall forward all invoices for PRODUCT ordered hereunder to a U.S. location as designated by ABBOTT.  The invoice submitted by MEDIMMUNE shall include a statement of the royalties owed by MEDIMMUNE to THIRD PARTIES on the PRODUCT for the purposes of determining the BASE PRICE.

(b)                                 MINIMUM PRICE/INVOICE PRICE.  No earlier than delivery of PRODUCT to the carrier, MEDIMMUNE shall invoice ABBOTT at the MINIMUM PRICE for such PRODUCT multiplied by the number of UNITS of PRODUCT delivered to the carrier, and ABBOTT shall pay MEDIMMUNE the total amount shown on such invoice (the “INVOICE PRICE”) within forty-five (45) days after the date of invoice.  The MINIMUM PRICE shall be non-refundable.

(c)                                  FINAL PRICE.  Within forty-five (45) days after the end of each CALENDAR QUARTER, ABBOTT shall pay MEDIMMUNE (without the need for any further invoice) the difference between (i) the aggregate FINAL PRICE and (ii) the aggregate INVOICE PRICE for all UNITS of PRODUCT sold by ABBOTT during such CALENDAR QUARTER plus the aggregate amount, if any, paid by ABBOTT for FIRST SEASON PRE-APPROVAL PRODUCT in connection with REGULATORY APPROVAL and in accordance with Section 3.2(e).  For any CALENDAR QUARTER, if the aggregate INVOICE PRICE for all PRODUCT sold by ABBOTT during that CALENDAR QUARTER (as determined by specific identification) plus the aggregate amount, if any, paid by ABBOTT for FIRST SEASON PRE-APPROVAL PRODUCT in connection with REGULATORY APPROVAL and in accordance with Section 3.2(e) is greater than the aggregate FINAL PRICE for all PRODUCT sold by ABBOTT during that CALENDAR QUARTER, then ABBOTT shall forfeit the excess amount paid.  This determination will be conducted with specific identification of and separate calculation of each inventory layer and each UNIT type.  For clarity, the calculation of FINAL PRICE will not include SAMPLES (i.e., ABBOTT shall only be obligated to pay the INVOICE PRICE for such SAMPLES).

(d)                                 EXPIRED, UNSOLD PRODUCT.  On December 15 of each CONTRACT YEAR and within forty-five (45) days of the last day of the TERM, ABBOTT shall pay MEDIMMUNE (without the need of any further invoice), the difference between the FINAL PRICE and the INVOICE PRICE for all UNITS of PRODUCT not sold by ABBOTT that expired during the period between October 1 of the previous CONTRACT YEAR and September 30 of the subject CONTRACT YEAR (or the last day of the TERM in the case of the last CONTRACT YEAR), other than FIRST SEASON PRE-APPROVAL

PRODUCT.  If the INVOICE PRICE is greater than the FINAL PRICE, then ABBOTT shall forfeit the excess amount paid.  This payment shall include a report with respect to the expired vials for the applicable period.

(e)                                  FIRST SEASON PRE-APPROVAL PRODUCT.  Within thirty (30) days after receipt of REGULATORY APPROVAL in any country in the MAJOR MARKETS, for all FIRST SEASON PRE-APPROVAL PRODUCT that has not expired and has a remaining shelf life as of the time of REGULATORY APPROVAL of [***] or greater, ABBOTT shall pay MEDIMMUNE the difference between (a) the INVOICE PRICE ABBOTT would have been obligated to pay to MEDIMMUNE had such PRODUCT initially not been designated FIRST SEASON PRE-APPROVAL PRODUCT and (b) the INVOICE PRICE initially paid by ABBOTT for such PRODUCT.  The additional payment together with the initial payment shall be deemed to be the aggregate nonrefundable minimum price for the applicable PRODUCT.  With respect to FIRST SEASON PRE-APPROVAL PRODUCT that has a remaining shelf life as of the time of REGULATORY APPROVAL of less than [***], ABBOTT shall have no payment obligation upon receipt of REGULATORY APPROVAL, but if such PRODUCT is sold by ABBOTT, then ABBOTT shall pay MEDIMMUNE the FINAL PRICE less the INVOICE PRICE for such PRODUCT in the CALENDAR QUARTER in which it is sold in accordance with Section 3.2(c). With respect to FIRST SEASON PRE-APPROVAL PRODUCT that, as of the time of REGULATORY APPROVAL,  has expired or has a remaining shelf life of less than [***] and is not subsequently sold by ABBOTT, ABBOTT shall have no payment obligations to MEDIMMUNE other than the INVOICE PRICE paid for such PRODUCT in accordance with Section 3.2(b).

(f)                                    FOREIGN EXCHANGE CALCULATION.  Whenever conversion from any currency into U.S. Dollars shall be required under this AGREEMENT (e.g., for the determination of NET SALES), such conversion shall be completed for each month of the CALENDAR QUARTER as follows:  the value to be converted shall be calculated with respect to each country in local currency and then converted into U.S. dollars based on the average rate of exchange for that month (based on daily noon buying rates for cable transfers in New York City certified for customs purposes by the Federal Reserve Bank of New York, available on the website for the Board of Governors of the Federal Reserve System (or any successor entity)).  In connection with its payment obligations each CALENDAR QUARTER, ABBOTT will provide electronically to MEDIMMUNE a detailed reconciliation, in form and substance reasonably acceptable to MEDIMMUNE, showing the rates used, confirming the source of the rates used and the conversion calculations.

(g)                                 NET SALES DOCUMENTATION.  With each quarterly payment, ABBOTT shall deliver to MEDIMMUNE a full and accurate accounting to include at least the following information:

(i)                                     Quantity of each PRODUCT sold and/or withdrawn by transaction type (by country, by month) by ABBOTT and its AFFILIATES.

(ii)                                  Total amount invoiced for each PRODUCT (by country, by month) in local currency.

(iii)                               Calculation of NET SALES (by country, by month) in local currency for each PRODUCT.

(iv)                              Exchange rates for converting each local currency into U.S. Dollars showing the source conversion rates used in accordance with Section 3.2(f) for each month of the CALENDAR QUARTER.

(v)                                 NET SALES in U.S. dollars in each country for each PRODUCT.

(vi)                              Total compensation payable to MEDIMMUNE; or to be credited to ABBOTT in accordance with Section 3.2(e).

(h)                                 INVENTORY RECONCILIATION REPORT.  Within forty-five (45) days following the end of each CONTRACT YEAR, ABBOTT shall provide MEDIMMUNE an inventory reconciliation for such CONTRACT YEAR.

(i)                                     ABBOTT BOOKS AND RECORDS.  ABBOTT shall keep, and shall cause each of its AFFILIATES to keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all payments payable to MEDIMMUNE. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, for the next two (2) years following the end of the calendar year to which each shall pertain be open for inspection by an independent certified accountant selected by MEDIMMUNE and reasonably acceptable to ABBOTT upon reasonable notice during normal business hours, at MEDIMMUNE’s expense, for the sole purpose of verifying payments or compliance with this AGREEMENT, but in no event more than once in each calendar year. All information and data offered shall be used only for the purpose of verifying payments.  The independent certified public accountant performing any such audit shall not disclose to MEDIMMUNE or to any other Person any confidential information of ABBOTT or any of its AFFILIATES.  The independent certified public accountant shall report to MEDIMMUNE only the results of such audit and only such underlying facts as is necessary to explain the results of such audit.  In the event that such inspection shall indicate that in any CONTRACT YEAR that the payments which should have been paid by ABBOTT are at least five percent (5%) greater than those which were actually paid by ABBOTT, then ABBOTT shall pay the cost of such inspection. All underpayments are immediately due and payable.

(j)                                     PRODUCT EXPIRATION.  All expired PRODUCT in ABBOTT’s possession shall be immediately destroyed by ABBOTT, at ABBOTT’s expense, and evidence of such destruction shall be sent to MEDIMMUNE.

(k)                                  REPORTS.  Within forty-five (45) days following the end of each CALENDAR QUARTER, as part of the report under Section 3.2(c), ABBOTT shall provide to MEDIMMUNE a written country-by-country and PRODUCT-by-PRODUCT report of the inventory and sales of each PRODUCT during each month of such CALENDAR QUARTER.

(l)                                     MEDIMMUNE BOOKS AND RECORDS.  MEDIMMUNE shall keep, and shall cause each of its AFFILIATES to keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all THIRD PARTY royalties on the PRODUCT owing and/or paid by MEDIMMUNE and the calculation of the COST OF GOODS.  Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, for the next two (2) years following the end of the calendar year to which each shall pertain be open for inspection by an independent certified public accountant selected by ABBOTT and reasonably acceptable to MEDIMMUNE upon verifying such royalties or compliance with this AGREEMENT, but in no event more than once in each calendar year.  All information and data offered shall be used only for such purpose.  The independent certified public accountant performing any such audit shall not disclose to ABBOTT or to any other Person any confidential information of MEDIMMUNE or any of its AFFILIATES.  The independent certified public accountant shall report to ABBOTT only the results of such audit and only such underlying facts as is necessary to explain the results of such audit.  In the event that such inspection shall indicate that in any CONTRACT YEAR, the THIRD PARTY royalties reported as owed and/or paid by MEDIMMUNE  or the calculation of the COST OF GOODS are at least five percent (5%) greater than those which were actually owed and/or paid by MEDIMMUNE, then MEDIMMUNE shall pay the cost of such inspection.  All amounts reported as owed and/or paid for THIRD PARTY royalties which are in excess of the amounts actually owed and/or paid by MEDIMMUNE on the PRODUCT shall immediately be credited against any and all amounts due and owing by ABBOTT to MEDIMMUNE under this AGREEMENT.

3.3                               [Reserved.]

3.4                               REVERSION EVENT.

(a)                                  REVERSION EVENT.  A REVERSION EVENT will be deemed to have occurred if:

(i)                                     MEDIMMUNE is required by a REGULATORY AUTHORITY in any country in the MAJOR MARKETS to discontinue due to a safety concern or other reason beyond the control of MEDIMMUNE, the development of NUMAX prior to obtaining REGULATORY APPROVAL for NUMAX in such country; provided, however, that, a suspension of development activities for the purpose of redesigning the protocols in response to a regulatory request or action shall not be considered a discontinuation of development for purposes of this subsection;

(ii)                                  the PARTIES mutually agree in writing that the development of NUMAX should be discontinued prior to the filing for REGULATORY APPROVAL of NUMAX in any country in the MAJOR MARKET due to material adverse deviations from the anticipated safety profile for NUMAX that arise or become known to either PARTY after the EFFECTIVE DATE;

(iii)                               [***]: (A) NUMAX has not received REGULATORY APPROVAL in at least [***] of the MAJOR MARKETS, and (B) all pivotal clinical trials for NUMAX in all countries of the MAJOR MARKETS, including but not limited to the PHASE III CLINICAL TRIAL, have been terminated;

(iv)                              the PHASE III CLINICAL TRIAL is stopped voluntarily by MEDIMMUNE; provided, however, that, a suspension of the PHASE III CLINICAL TRIAL for the purpose of redesigning the protocols in response to a regulatory request or action shall not be considered a stoppage of the PHASE III CLINICAL TRIAL for purposes of this subsection;

(v)                                 the PHASE III CLINICAL TRIAL is (A) permanently discontinued or (B) suspended and reasonably estimated to be delayed for more than [***] from the date of suspension as a result of action or inaction by a THIRD PARTY or by MEDIMMUNE, in either case as a result of gross negligence or willful misconduct by MEDIMMUNE in the execution of (but not the design, analysis, interpretation or any other aspect of) the PHASE III CLINICAL TRIAL (e.g., for failure to pay the necessary clinical research organization(s) to complete the trial).

Notwithstanding the foregoing, in the event that the PHASE III CLINICAL TRIAL is ongoing on or after [***] and NUMAX has not been approved in at least [***] of the MAJOR MARKETS, then at any time after [***], subject to the limitation in Section 3.4(b), ABBOTT shall have the sole discretion to declare a REVERSION EVENT upon ninety (90) days written notice to MEDIMMUNE.

With respect to Section 3.2(a)(v) above, a REVERSION EVENT shall only be deemed to have occurred upon a finding of gross negligence or willful misconduct by a court of competent jurisdiction (or in accordance with the alternate dispute resolution mechanism set forth provided for in Section 15.7).  If, as a result, a REVERSION EVENT has been deemed to have occurred and MEDIMMUNE cures the cause of the discontinuation or delay within one (1) year following the occurrence of such REVERSION EVENT, then no later than forty-five (45) days after any notice of cure, ABBOTT shall have the right, in its sole discretion and with written notice to MEDIMMUNE, to declare that a REVERSION EVENT did not take place, in which case ABBOTT’s rights to NUMAX shall be reinstated as if such REVERSION EVENT had not occurred and the FINAL PRICE from that point forward shall also be calculated as if a REVERSION EVENT had not occurred.  In addition, no later than thirty (30) days after the reinstatement of ABBOTT’s rights hereunder, ABBOTT shall pay MEDIMMUNE [***] of the total amount of any excess of the FINAL PRICE that would have been paid if the REVERSION EVENT had not occurred over the total amount of the FINAL PRICE that was actually paid during the period that such REVERSION EVENT existed.

(b)                                 LIMITATION ON REVERSION EVENT.  Notwithstanding anything Section 3.4(a) to the contrary, if, upon receipt of REGULATORY APPROVAL in [***] of the MAJOR MARKETS a REVERSION EVENT has not previously occurred or been declared, then for the remainder of the TERM this Section 3.4 shall be deemed null and void (i.e., there shall not be a REVERSION EVENT at any time thereafter).

3.5                               REASONABLE EFFORTS TO SUPPLY.  Subject to this Section 3.5 and Section 5.2, MEDIMMUNE agrees to use its COMMERCIALLY REASONABLE EFFORTS to supply ABBOTT with ABBOTT’s requirements of each of the PRODUCTS for sale to customers in the TERRITORY.  Following the LAUNCH of NUMAX in any country in the TERRITORY, MEDIMMUNE shall continue to supply SYNAGIS to ABBOTT for sale in all countries in the TERRITORY in which the relevant REGULATORY AUTHORITIES have refused to permit ABBOTT to remove SYNAGIS from the market or in which the transition of the market from SYNAGIS to NUMAX has not, in ABBOTT’s determination after consultation with the Manufacturing Steering Committee, been completed.  ABBOTT shall use COMMERCIALLY REASONABLE EFFORTS to discontinue older PRODUCTS or formulations of PRODUCTS (including, but not limited to, the lyophilized formulation of SYNAGIS) or to transition from one PRODUCT to another as such new formulations or PRODUCTS are made available by MEDIMMUNE per the direction of the Manufacturing Steering Committee.

3.6                               SHORTAGE AND ALLOCATION.  MEDIMMUNE’s obligation to supply PRODUCT under Section 3.1 hereof shall at all times be subject to the condition that MEDIMMUNE is able to obtain or make a sufficient supply of such PRODUCT for sale both inside and outside of the TERRITORY. In the event that PRODUCT available to MEDIMMUNE is in short supply, MEDIMMUNE shall notify ABBOTT of such shortage as soon as possible. In the event there is a short supply of PRODUCT and MEDIMMUNE cannot supply PRODUCT to ABBOTT in an amount equal to ABBOTT’s FIRM ORDER, then MEDIMMUNE shall allocate available PRODUCT to ABBOTT in each month that such a shortfall exists (and in each month thereafter until the shortfall to ABBOTT is remedied) in an amount equal to the product of (a) the amount of available PRODUCT for that month and (b) a fraction the numerator of which is (1) the aggregate quantity of FIRM ORDERS made by ABBOTT over the subsequent [***] period including the shortfall month and the denominator of which is (2) the sum of (x) the aggregate quantity of FIRM ORDERS made by ABBOTT over the subsequent [***] period including the shortfall months and (y) the aggregate quantity of PRODUCT over the same [***] period required by MEDIMMUNE outside the TERRITORY by reference to FIRM ORDERS placed with THIRD PARTY MANUFACTURERS for MEDIMMUNE’s requirements and the amount to be produced at a MEDIMMUNE facility for MEDIMMUNE’s requirements, in each case outside the TERRITORY.  Notwithstanding the foregoing, provided that ABBOTT has previously requested or consented in writing to the discontinuation of a PRODUCT in one or more countries of the TERRITORY, MEDIMMUNE will not be required to provide such PRODUCT in such countries for the remainder of the TERM.

3.7                               [Reserved.]

3.8                               MINIMUM SALE THRESHHOLD.  Notwithstanding anything to the contrary herein, in the event that the NET SALES of all PRODUCTS in the TERRITORY fails to exceed [***] in any CONTRACT YEAR, unless ABBOTT pays to MEDIMMUNE, within thirty (30) days following the end of the CONTRACT YEAR, [***] of the difference between [***] and the NET SALES achieved by ABBOTT, MEDIMMUNE may, at its sole discretion, convert the exclusive rights granted herein to non-exclusive rights in the TERRITORY.

The PARTIES agree that the [***] minimum sales threshold referenced in the preceding paragraph will be reduced as follows in the event that ABBOTT’s rights to a PRODUCT in one or more countries are terminated pursuant to Section 14.3:

(a)                                  if ABBOTT terminates its right to Canada, the minimum sales threshold will be reduced by [***];

(b)                                 if ABBOTT terminates its right to all of the countries of the European Union, the minimum sales threshold will be reduced by [***]; and

(c)                                  if ABBOTT terminates its right to Japan, the minimum sales threshold will be reduced by [***].

(b)                                 ABBOTT shall be excused from its minimum sales obligations under this Section 3.8 with respect to any CONTRACT YEAR in which the failure to meet such minimum sales requirement is related to: (i) a failure by MEDIMMUNE to fill ABBOTT’s FIRM ORDERS during such CONTRACT YEAR, (ii) MEDIMMUNE’s failure to promptly replace material quantities of defective or non-conforming PRODUCT, or (iii) as a result of a THIRD PARTY selling a product in the TERRITORY which infringes a granted patent in the TERRITORY which is based on Patent Cooperation Treaty Application [***] and the net sales of the infringing THIRD PARTY product is [***] of ABBOTT’s NET SALES of PRODUCT in the TERRITORY in the applicable CONTRACT YEAR; provided, however that, if ABBOTT’s failure to meet such obligations is not wholly due to a cause set forth in subsections (i), (ii) or (iii) above, then applicable minimum sales obligation threshold will be prorated to the extent such cause impaired ABBOTT’s ability to meet its obligations.

4.                                      DELIVERY, PAYMENT AND RISK OF LOSS

4.1                               (a)                                  CURRENCY.  All payments under this AGREEMENT shall be remitted in immediately available funds. Unless otherwise agreed between the PARTIES all payments shall be in U.S. Dollars.

(b)                                 LATE FEES.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day of the month following the date when such payment was due, calculated at the annual rate of the sum of (i) two percent (2%) plus (ii) the prime interest rate quoted by Citibank, N.A., New York, New York, on the date such payment is due, or on the date payment is made, whichever is higher, the interest being compounded on the last day of each calendar month; provided that in no event shall said annual rate exceed the maximum legal interest rate for corporations. Such payment when made shall be accompanied by all interest accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of MEDIMMUNE to any other remedy, legal or equitable, to which MEDIMMUNE may be entitled because of the delinquency of the payment.

4.2                               TITLE AND RISK OF LOSS.  Title to PRODUCT sold hereunder, and risk of loss with respect to such PRODUCT, shall pass to ABBOTT upon delivery of the PRODUCT to a carrier designated by ABBOTT at the place at which the PRODUCT is manufactured or stored. Upon the passage of title, MEDIMMUNE’s liability with respect to risk of loss shall cease, and ABBOTT shall be the owner of such PRODUCT for all purposes, including, without limitation, the marketing, sale and setting of prices for the PRODUCT sold by ABBOTT to its customers.  ABBOTT shall, in writing, provide MEDIMMUNE with instructions regarding the  delivery destination for each order of the PRODUCT and MEDIMMUNE shall arrange the shipment of each order in accordance with such instructions. ABBOTT shall be responsible for the cost of freight and insurance with respect to each shipment of the PRODUCTS.

4.3                               CONFLICTING TERMS.  No provision on ABBOTT’s purchase order forms which may purport to impose different conditions upon the parties hereto shall modify the terms of this AGREEMENT.

5.                                      FORECASTS AND ORDERS

5.1                                 (a)                                  FORECASTS.  ABBOTT shall provide MEDIMMUNE, on or before the tenth day of the last month of each CALENDAR QUARTER, with a three-year product forecast planning horizon for each PRODUCT.   The rolling forecasts are to be broken down to single months and shall include the anticipated quantity of PRODUCT in terms of the formulation and presentation of each PRODUCT. The forecasts for each PRODUCT within the first year (months 1 through 12) are FIRM ORDERS and cannot be changed and the forecasts for the second year (month 13 through 24) are partly binding forecasts which means that the forecasts can be changed within this period. The forecasts can be increased in consultation with the Manufacturing Steering Committee, but are limited to the following restrictions when decreased:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The forecast for the third year (months 25-36) is a non-binding forecast.

Notwithstanding the foregoing, in the event that MEDIMMUNE assumes the manufacture of any PRODUCT that is, as of the EFFECTIVE DATE, manufactured by a THIRD PARTY MANUFACTURER, the PARTIES shall discuss, in good faith, an adjustment to the forecast reductions that ABBOTT will be permitted.  If the PARTIES cannot come to an agreement regarding any such adjustment, the forecast reductions shall remain as set forth above.

Notwithstanding the foregoing, MEDIMMUNE shall use its COMMERCIALLY REASONABLE EFFORTS to comply with unplanned changes in FIRM ORDERS, but shall not be held liable for its inability to do so. In each FIRM ORDER for any month, ABBOTT shall state, after consultation with MEDIMMUNE, a reasonable delivery schedule for PRODUCTS to be delivered in that month.

Notwithstanding anything to the contrary in this Section 5.1(a), MEDIMMUNE reserves the right to spread the supply of PRODUCT throughout the

CONTRACT YEAR, provided that if the supply does not meet the specified order dates, then the supply shall be reasonably related to ABBOTT’s demand requirements for the PRODUCTS at the time of delivery in such CONTRACT YEAR.

(b)                                 NUDE VIALS.  All PRODUCT shall be supplied to ABBOTT by MEDIMMUNE and shall be ordered by ABBOTT based on UNIT type; without labeling, packaging and packaging inserts. ABBOTT shall be responsible for the labeling, packaging and packaging inserts of PRODUCT at ABBOTT’s sole cost and expense (subject to MEDIMMUNE’s approval right set forth in Section 2.3).

(c)                                  MINIMUM ORDER QUANTITY.   Except as otherwise provided in Section 5.2 below, forecasts and order totals for each CONTRACT YEAR shall be a minimum of [***] 100mg equivalent vials for any one formulation of PRODUCT (e.g., lyophilized SYNAGIS, the liquid formulation of SYNAGIS or NUMAX) (“Minimum Order Quantity”).  Notwithstanding the foregoing, during the period of conversion of the market to the liquid formulation of SYNAGIS or to NUMAX,  ABBOTT shall, upon prior approval of the Manufacturing Steering Committee, be entitled to order less than the Minimum Order Quantity.  In any CONTRACT YEAR of conversion described above, in the event that ABBOTT does not order the Minimum Order Quantity and has not obtained Manufacturing Steering Committee approval, then ABBOTT shall pay MEDIMMUNE an amount equal to the COST OF GOODS (plus royalties, if any, due by MEDIMMUNE to any THIRD PARTIES on such COST OF GOODS) multiplied by the amount by which the number of UNITS ordered by ABBOTT in any CONTRACT YEAR is less than the Minimum Order Quantity (such amount, the “Deficiency”).  For the sake of clarity, in the event the Manufacturing Steering Committee has approved the ordering of less than the Minimum Order Quantity, ABBOTT shall not be liable to pay the Deficiency.  ABBOTT shall pay MEDIMMUNE any amount due hereunder no later than thirty (30) days after the end of the applicable CONTRACT YEAR.

5.2                                 SUPPLY HARMONIZATION.   ABBOTT and MEDIMMUNE shall jointly create a steering committee (“Manufacturing Steering Committee”) to coordinate: (a) the material management/supply chain logistics related to the partial or complete conversion of one formulation of a PRODUCT to another (including, but not limited to, the conversion from the lyophilized formulation of SYNAGIS to the liquid formulation of SYNAGIS), (b) the manufacture and distribution of the PRODUCTS in the event of the introduction of any PRODUCT or formulation of the PRODUCT in the TERRITORY (including any related REGULATORY FILINGS or communications related to REGULATORY APPROVAL thereof, but in each such case only to the extent specifically related to the manufacture or distribution of the PRODUCTS), (c) the development and management of change control processes for any PRODUCT, (d) the development of an inventory management process for any PRODUCT, (e) participation in THIRD PARTY MANUFACTURER interactions, and (f) any adjustment of the minimum order quantities set forth in Section 5.1(c) above, as necessary to facilitate any launch of NUMAX or of the liquid formulation of SYNAGIS and to minimize the amount of expired PRODUCT.  The Manufacturing Steering Committee shall develop and implement plans for the initial introduction of the PRODUCT or conversion of any formulation of the PRODUCT with the goal of  minimizing the amount of expired PRODUCT or formulation upon conversion.  Except as otherwise provided under Section 7.7(b), a deadlock with respect to any decision to be reached by the Manufacturing Steering Committee shall be resolved by MEDIMMUNE; provided, however, that (i) the Manufacturing Steering Committee may not wholly discontinue the production of either SYNAGIS or NUMAX or an approved presentation (e.g., 50mg vials and 100mg vials) without ABBOTT’s consent, and (ii) ABBOTT shall have the final decision making authority with respect to the management of the inventory of PRODUCT and ordering of PRODUCT consistent with Section 5.1.  The PARTIES shall use COMMERCIALLY REASONABLE EFFORTS to convene the first Manufacturing Steering Committee meeting within forty-five (45) days after the EFFECTIVE DATE and, thereafter the Manufacturing Steering Committee shall convene as frequently as necessary, but not less than once every CALENDAR QUARTER.

6.                                       REGULATORY AND CLINICAL DEVELOPMENT ISSUES

6.1                               REGULATORY FILINGS AND FEES.  ABBOTT shall use COMMERCIALLY REASONABLE EFFORTS to obtain REGULATORY APPROVAL for NUMAX in all countries in the TERRITORY in which, in ABBOTT’s reasonable determination, the market potential of NUMAX in such country warrants seeking such REGULATORY APPROVAL, but at least in all countries in the MAJOR MARKETS, and to seek the most favorable reimbursement rates for NUMAX in such countries (consistent with applicable law).  MEDIMMUNE shall provide ABBOTT with any support and documentation reasonably requested by ABBOTT to make such REGULATORY FILINGS.  ABBOTT shall be solely responsible for the preparation, filing, presentation and maintenance of all REGULATORY FILINGS and, subject to the satisfaction by MEDIMMUNE of its obligations under this AGREEMENT, for obtaining all REGULATORY APPROVALS for the PRODUCTS.  All REGULATORY APPROVALS for NUMAX shall be owned by and held by ABBOTT or its AFFILIATES.  Except as otherwise specifically provided under Sections 7.7 and 7.8, ABBOTT shall be responsible for all filing, user and other administrative fees associated with: (a) the submission of REGULATORY FILINGS for PRODUCT in the TERRITORY, and (b) for obtaining and maintaining the REGULATORY APPROVALS for each PRODUCT in the TERRITORY.  ABBOTT shall exercise COMMERCIALLY REASONABLE EFFORTS to maintain REGULATORY APPROVAL,  pricing approval and reimbursement approval for each PRODUCT in each country of the TERRITORY in which REGULATORY APPROVAL is obtained.  Notwithstanding anything in the foregoing to the contrary, if the REGULATORY AUTHORITIES in any country in the TERRITORY require one or more additional post-approval studies (other than studies related to Discretionary Changes or Required Changes (which are addressed in Section 7.7)) (“POST-APPROVAL STUDIES”) to obtain or maintain REGULATORY APPROVAL, and ABBOTT reasonably determines that the cost of conducting such POST-APPROVAL STUDIES is not commercially feasible in light of the size and potential of the market for the PRODUCT in such country, MEDIMMUNE may, but shall not be required to, conduct such required POST-APPROVAL STUDIES.  Upon completion of such POST-APPROVAL STUDIES by MEDIMMUNE, ABBOTT shall be entitled to assume the responsibility of obtaining REGULATORY APPROVAL in such country provided that the PARTIES are able to successfully negotiate the commercial terms by which MEDIMMUNE will be compensated for the actual costs incurred by MEDIMMUNE in connection with the POST-APPROVAL STUDIES conducted by MEDIMMUNE.  In the event that the PARTIES are unable to negotiate the terms of compensation to MEDIMMUNE for the POST-APPROVAL STUDIES, ABBOTT’s rights to such PRODUCT in such country shall be forfeited.  For the sake of clarity, a forfeiture of ABBOTT’s rights pursuant to the preceding sentence, shall not be a considered a REVERSION EVENT for purposes of Section 3.4.

6.2                                 [Reserved.]

6.3                                 COMMUNICATION WITH REGULATORY AUTHORITIES.  Except as otherwise specifically provided herein, ABBOTT shall have sole responsibility for communicating with the REGULATORY AUTHORITIES in the TERRITORY regarding all regulatory matters with respect to the PRODUCTS and MEDIMMUNE shall have sole responsibility for communicating with any REGULATORY AUTHORITIES outside the TERRITORY with respect to the PRODUCTS.  ABBOTT acknowledges that prior to the EFFECTIVE DATE, MEDIMMUNE has had communications with REGULATORY AUTHORITIES in the TERRITORY regarding NUMAX.  Accordingly, the PARTIES agree to work cooperatively to transition responsibility to make REGULATORY FILINGS to ABBOTT.

Each PARTY shall provide the other PARTY with an opportunity, in advance of any REGULATORY FILING to, or material communications with, any REGULATORY AUTHORITY in the MAJOR MARKETS or the United States to review and comment on all REGULATORY FILINGS or communications (including written responses to any REGULATORY AUTHORITY questions) regarding the PRODUCTS, including, but not limited to any such REGULATORY FILINGS or communications related to the design or conduct of a clinical trial for the PRODUCTS.  Notwithstanding the foregoing, the filing PARTY shall, in its sole discretion, determine the timing, manner and content of any submission to or communication with any REGULATORY AUTHORITY.  Each PARTY shall provide the other PARTY with copies of all material written communications between the PARTY and REGULATORY AUTHORITIES in the MAJOR MARKETS or the United States and any adverse finding or communication, oral or written, by any such REGULATORY AUTHORITIES regarding the PRODUCTS.

6.4                                 MEETINGS WITH REGULATORY AUTHORITIES.  Each PARTY shall notify the other PARTY regarding upcoming meetings between the PARTY and REGULATORY AUTHORITIES at which a matter material to obtaining or maintaining REGULATORY APPROVAL of the PRODUCT in the MAJOR MARKETS or the United States (including, but not limited to related to the design or conduct of a clinical trial from which data is expected to be used towards REGULATORY APPROVAL for such PRODUCT) in the jurisdiction governed by such REGULATORY AUTHORITY is expected to be discussed.  No later than thirty (30) days prior to any meeting with any REGULATORY AUTHORITIES in the MAJOR MARKETS or the United States, the PARTIES shall convene to discuss the matter(s) to be addressed at such meeting.  To the extent permissible, the non-filing PARTY shall have the right to participate, at its own expense, in any such meeting between the PARTY and the REGULATORY AUTHORITIES.  Each PARTY agrees that the non-filing PARTY’s presence at such meeting shall be, at the discretion of the filing PARTY, in an observational capacity only.  The filing PARTY shall have the sole discretion regarding all presentations, discussions and statements made and strategies employed at any meeting with REGULATORY AUTHORITIES.  Each PARTY’s obligation to provide information under this Section 6.4, shall be limited to providing such information as could reasonably be expected to affect the other PARTY’s REGULATORY FILINGS.

6.5                                 CLINICAL AND REGULATORY INFORMATION.

(a)                                  BY MEDIMMUNE.  To the extent not provided to ABBOTT prior to the EFFECTIVE DATE and to the extent MEDIMMUNE develops or has developed any data or information consistent with the terms of this AGREEMENT that was not initially provided to MEDIMMUNE by ABBOTT,  MEDIMMUNE shall, as soon as practical after the EFFECTIVE DATE and on a periodic basis, provide ABBOTT with data and information that MEDIMMUNE has in its possession with respect to NUMAX and the liquid formulation of SYNAGIS that is necessary for ABBOTT to obtain appropriate REGULATORY APPROVALS in the TERRITORY, which data and information may include, but would not be limited to, filings with the FDA to the extent such information could reasonably be expected to affect ABBOTT’s REGULATORY FILINGS in the TERRITORY.  Notwithstanding the foregoing, primary source data will only be made available upon request from the REGULATORY AUTHORITY where required for REGULATORY APPROVAL.  All such information provided by MEDIMMUNE shall be in the English language.  MEDIMMUNE and ABBOTT shall, through the DEVELOPMENT COMMITTEE, jointly coordinate the best regulatory approach and filing strategy necessary to assure the successful submission and approval of NUMAX and the liquid formulation of SYNAGIS in the TERRITORY.  MEDIMMUNE shall provide ABBOTT reasonable technical assistance and cooperation in connection with ABBOTT’s efforts in obtaining and maintaining REGULATORY APPROVAL of NUMAX and the liquid formulation of SYNAGIS in each MAJOR MARKET.  MEDIMMUNE shall provide ABBOTT access to MEDIMMUNE’s clinical database and master SAS database upon reasonable notice solely to enable ABBOTT to expediently respond to queries from REGULATORY AUTHORITIES in the TERRITORY regarding the PRODUCTS, including but not limited to, data regarding the Phase III pivotal clinical trials for SYNAGIS; provided, however, that any response to such queries shall be first submitted to MEDIMMUNE for review and comment.  Any analysis, reports and other materials prepared from the information provided under this Section 5.5, will be made available to MEDIMMUNE consistent with Section 7.1 and other applicable provisions of this AGREEMENT.   Such analysis, reports and other materials shall be used for the sole purpose of obtaining REGULATORY APPROVAL or for any other purpose approved by the DEVELOPMENT COMMITTEE.

(b)                                 BY ABBOTT.  To the extent not provided to MEDIMMUNE prior to the EFFECTIVE DATE and to the extent ABBOTT develops or has developed any data or information consistent with the terms of this AGREEMENT that was not initially provided to ABBOTT by MEDIMMUNE, ABBOTT shall, as soon as practical after the EFFECTIVE DATE and on a periodic basis, provide MEDIMMUNE with data and information that ABBOTT has in its possession with respect to NUMAX and the liquid formulation of SYNAGIS that is necessary for MEDIMMUNE to obtain appropriate REGULATORY APPROVALS outside the TERRITORY, which data and information may include, but would not be limited to, filings with the REGULATORY AUTHORITIES in the MAJOR MARKETS to the extent such information could reasonably be expected to affect MEDIMMUNE’s REGULATORY FILINGS outside the TERRITORY.  Notwithstanding the foregoing, primary source data will only be made available upon request from the REGULATORY

AUTHORITY where required for REGULATORY APPROVAL.  All such information provided by ABBOTT shall be in the English language.  ABBOTT shall provide MEDIMMUNE reasonable technical assistance and cooperation in connection with MEDIMMUNE’s access of data for the purpose of obtaining and obtaining and maintaining REGULATORY APPROVAL of NUMAX and the liquid formulation of SYNAGIS outside of the TERRITORY.  ABBOTT shall provide MEDIMMUNE access to ABBOTT’s clinical database and master SAS database upon reasonable notice solely to enable MEDIMMUNE to expediently respond to queries from REGULATORY AUTHORITIES outside the TERRITORY regarding the PRODUCTS.  Any analysis, reports and other materials prepared from the information provided under this Section 5.5, will be made available to ABBOTT consistent with Section 7.1 and other applicable provisions of this AGREEMENT.   Such analysis, reports and other materials shall be used for the sole purpose of obtaining REGULATORY APPROVAL or for any other purpose approved by the DEVELOPMENT COMMITTEE.

6.6                                 JOINT DEVELOPMENT COMMITTEE.

(a)                                  The PARTIES agree to form a joint DEVELOPMENT COMMITTEE comprised of senior management of each PARTY (“DEVELOPMENT COMMITTEE”).  The PARTIES shall use COMMERCIALLY REASONABLE EFFORTS to have a meeting of the DEVELOPMENT COMMITTEE within forty-five days after the EFFECTIVE DATE and thereafter once every CALENDAR QUARTER, or more frequently if mutually agreed upon by the PARTIES, (i) to discuss and coordinate clinical development plans for PRODUCTS, (ii) to update the other PARTY on and discuss the design, analysis plan, execution plan, timeline of any proposed clinical trial and any related proposal developed in accordance with the clinical development plans (provided however that the PHASE III CLINICAL TRIAL and any other existing ongoing clinical trials with respect to NUMAX and the liquid formulation of SYNAGIS will not be subject to discussion under this Section 6.6), (iii) to review and approve any proposed clinical trials of the PRODUCTS in the TERRITORY consistent with Section 6.8, (iv) to coordinate the strategy of submissions of the REGULATORY FILINGS to REGULATORY AUTHORITIES in the TERRITORY with respect to NUMAX, (v) to review and approve or reject the publication of data and information with respect to the PRODUCTS as set forth in Section 6.11 and (vi) to provide updates of the status of and coordinate completion of the project to remove animal proteins from the working cell banks for the PRODUCT.   The DEVELOPMENT COMMITTEE shall not make the decision to take any action or inaction which conflicts with or fails to conform to the applicable laws in any country in the TERRITORY.  A deadlock with respect to any matter submitted to the DEVELOPMENT COMMITTEE shall be referred to the respective executive officers of the PARTIES for resolution, who shall have ten (10) business days to resolve the deadlock.  If such executive officers are unable to resolve the deadlock, MEDIMMUNE shall have the final decision with respect to the deadlock.  For clarity, no clinical trials for PRODUCTS will be initiated by ABBOTT without approval of the DEVELOPMENT COMMITTEE.

(b)                                 MEDIMMUNE shall periodically, and at least semi-annually, submit comprehensive and complete reports to the DEVELOPMENT COMMITTEE, in MEDIMMUNE’s format, regarding activities undertaken by or on behalf of

MEDIMMUNE with respect to the development of NUMAX, and specifically on activities and  studies/trials undertaken by MEDIMMUNE pursuant to MEDIMMUNE’s development plan for NUMAX, including their progress, status and outcome as well as major findings and major decision points, as applicable, so as to keep the DEVELOPMENT COMMITTEE fully advised of MEDIMMUNE’s development activities with respect to NUMAX.

(c)                                  ABBOTT shall periodically, and at least semi-annually, submit comprehensive and complete reports to the DEVELOPMENT COMMITTEE, in ABBOTT’s format, regarding activities previously approved by the DEVELOPMENT COMMITTEE and undertaken by or on behalf of ABBOTT with respect to the development of NUMAX, including their progress, status and outcome as well as major findings and major decision points, as applicable, so as to  keep the DEVELOPMENT COMMITTEE fully advised of ABBOTT’s development activities with respect to NUMAX.

(d)                                 Notwithstanding anything in this Section 6.6 to the contrary, following approval of NUMAX by the REGULATORY AUTHORITIES in the MAJOR MARKETS the PARTIES shall meet from time to time to review and revise as necessary the obligations of the DEVELOPMENT COMMITTEE to meet regularly and to receive regular reports (but any such changes will not, in any event, affect the responsibilities of the DEVELOPMENT COMMITTEE set forth in this AGREEMENT).

6.7                                 [Reserved.]

6.8                                 CLINICAL TRIALS.

(a)                                  MEDIMMUNE’S COMMITMENT.  MEDIMMUNE shall be solely responsible for using its COMMERCIALLY REASONABLE EFFORTS to conduct (and shall bear all costs and expenses related to conducting) the pre-approval clinical development of NUMAX described in the Development Plans attached as Exhibit 6.8 hereto, including all costs and expenses related to the PHASE III CLINICAL TRIAL and, if required by the applicable REGULATORY AUTHORITIES for approval of NUMAX, a safety study in patients with congenital heart disease for approval of NUMAX in the MAJOR MARKETS and/or safety study(ies) for approval of NUMAX in Japan (each, a “Safety Study” and collectively, the “Safety Studies”).  For the purposes of the preceding sentence, a Safety Study shall mean a clinical trial designed to show that NUMAX is safe in the indicated populations, but not an efficacy study or a comparative study against SYNAGIS, regardless, in each case, of whether any such study is also designed to show safety in the indicated populations.  Notwithstanding anything in the foregoing to the contrary, MEDIMMUNE shall have no obligation to conduct the Safety Studies if the expenditures for the Safety Studies in the aggregate are reasonably projected by the DEVELOPMENT COMMITTEE to be more than [***] or if the Safety Studies collectively require enrollment of substantially more than [***] patients.

In addition, MEDIMMUNE agrees to be solely responsible for all pre-approval clinical development costs and expenses related to any future indications (i.e., other than the indications to be sought based on the Development Plans) of

NUMAX.  MEDIMMUNE acknowledges that ABBOTT shall have no responsibility to provide funding for any clinical development cost and expenses solely for use outside of the TERRITORY.  ABBOTT shall have the right to make recommendations with respect to the design and execution of any clinical trials for NUMAX through the DEVELOPMENT COMMITTEE and MEDIMMUNE agrees to consider any recommendations made by ABBOTT with respect to any such clinical trials; provided, however, that, ABBOTT may not alter or comment on the design of the PHASE III CLINICAL TRIAL as in effect as of the EFFECTIVE DATE.  For clarity, MEDIMMUNE shall have the right to terminate any clinical trials for which it is responsible under this Section 6.8(a) to the extent it has expended COMMERCIALLY REASONABLE EFFORTS and has determined that termination of such trial is commercially appropriate under the circumstances.

(b)                                 ABBOTT’S COMMITMENT.  ABBOTT shall be solely responsible for using its COMMERCIALLY REASONABLE EFFORTS to conduct (and shall bear all costs and expenses related to conducting) pre-approval clinical trials for NUMAX which are specific to a country in the TERRITORY other than those described as MEDIMMUNE’s obligations under Section 6.8(a) and, as set forth in Section 6.1, all POST-APPROVAL STUDIES of the PRODUCTS, in each case as approved by the DEVELOPMENT COMMITTEE.  Notwithstanding the foregoing sentence, in the event that MEDIMMUNE discontinues the [***] on or prior to [***] other than for reasons associated with the safety or efficacy of NUMAX, then MEDIMMUNE hereby agrees to conduct one or more pre-approval clinical trials proposed by ABBOTT and approved by the DEVELOPMENT COMMITTEE.  MEDIMMUNE shall solely bear the costs of such clinical trial(s) proposed by ABBOTT up to, but not more than, [***].  Any costs associated with the conduct of such clinical trial(s) proposed by ABBOTT in excess of [***] shall be borne by ABBOTT.

For clarity, ABBOTT shall have the right to terminate any clinical trials for which it is responsible under this Section 6.8(b) to the extent it has expended COMMERCIALLY REASONABLE EFFORTS and has determined that termination of such trial is commercially appropriate under the circumstances.

(c)                                  COORDINATION.

(i)                                     Other than the obligations of each PARTY to bear the cost and expenses of clinical trials as set forth in Section 6.8(a) or Section 6.8(b), if any clinical trials are designed to be used for REGULATORY APPROVAL in the TERRITORY and outside the TERRITORY, the PARTIES shall meet and agree to discuss in good faith a reasonable allocation of costs and expenses related to any such trials.

(ii)                                  Any clinical trials to be conducted by either PARTY pursuant to this AGREEMENT must be approved in advance by the DEVELOPMENT COMMITTEE; provided, however, that the DEVELOPMENT COMMITTEE shall not have the right to alter the obligations of each PARTY to conduct clinical trials to the extent required pursuant to this Section 6.8 or the payment obligation of the PARTIES.

(iii)                               Each PARTY shall exercise its COMMERCIALLY REASONABLE EFFORTS to initiate a clinical trial as soon as practicable after approval of such trial by the DEVELOPMENT COMMITTEE.

(iv)                              Where commercially reasonably, one PARTY may request and the other PARTY may, but shall not be required to, allow requesting PARTY to conduct one or more clinical trials on the other PARTY’s behalf, but honoring any such request shall not alter the obligations to provide funding for such clinical trials set forth in this Section 6.8.

(v)                                 For clarity, termination of a clinical trial by either PARTY in accordance with this Section 6.8 shall not be deemed to affect the rights of either PARTY provided elsewhere in this AGREEMENT as to the effect of such termination.

6.9                                 REPRESENTATION WITH RESPECT TO CLINICAL TRIALS.  MEDIMMUNE represents that on or prior to the EFFECTIVE DATE, MEDIMMUNE has disclosed to ABBOTT: (a) all material aspects of the strategy, status and results of the Development Plans, (b) all known results which have undergone a complete analysis by MEDIMMUNE of any completed or unblinded clinical trials conducted by MEDIMMUNE or any THIRD PARTY conducting such trials on behalf of MEDIMMUNE as of the EFFECTIVE DATE, (c) all serious adverse event information involving NUMAX that have been notified to MEDIMMUNE, and (d) all materials aspects and findings of the PHASE III CLINICAL TRIAL.

6.10                           PUBLICATIONS.  Neither PARTY shall publish or present the results of any research, development or any other information relating to any PRODUCT without securing the prior approval of the DEVELOPMENT COMMITTEE, including but not limited to, data presented with respect to any PRODUCT at key medical meetings, releases developed by either PARTY in conjunction with key medical institutions, and other releases used in support of brand positioning and educational campaigns related to any PRODUCT.  The PARTY desiring to publish any abstract, manuscript or presentation with respect to any PRODUCT shall submit such document for review to the DEVELOPMENT COMMITTEE sufficiently in advance of the proposed date of submission of the publication so that, where reasonable under the circumstances, such DEVELOPMENT COMMITTEE has at least forty-five (45) days to review the proposed publication.  The DEVELOPMENT COMMITTEE will use its best efforts to expedite the review of any publications that are time sensitive.  Either PARTY shall be entitled to use the data provided by the other hereunder for the purposes of creating marketing and promotional material for use by ABBOTT in the TERRITORY and by MEDIMMUNE outside of the TERRITORY; provided, however, that, any such material shall be submitted to the DEVELOPMENT COMMITTEE for review and approval prior to its use or publication. Notwithstanding anything in this Section 6.10 to the contrary, neither PARTY shall be required to seek the approval of the other PARTY for the publication of the results of research, development or any other information relating to any PRODUCTS that has been submitted to any THIRD PARTY for publication on or prior to the EFFECTIVE

DATE; provided, however, that ABBOTT shall provide MEDIMMUNE with copies of all such publications (or pending publications) within forty-five (45) days after the EFFECTIVE DATE.  Both PARTIES shall maintain the confidentiality of the results and data provided to the other PARTY hereunder in accordance with Section 8.5.

6.11                           TRADE SECRETS.  Notwithstanding anything in this AGREEMENT to the contrary, in the event that any REGULATORY FILING or REGULATORY AUTHORITIES require information that is reasonably considered to be a trade secret by MEDIMMUNE, MEDIMMUNE shall be entitled to provide such information directly to the applicable REGULATORY AUTHORITY in a master file or other REGULATORY FILING without providing ABBOTT a copy of or access to such information.

7.                                      OTHER RESPONSIBILITIES OF MEDIMMUNE.

7.1                               ACCESS TO INFORMATION RELATING TO SALE AND MARKETING.  Other than with respect to information provided in accordance with the schedule set forth in Section 6.10, MEDIMMUNE shall promptly notify ABBOTT and grant ABBOTT access to all data or documents regarding the PRODUCTS in the TERRITORY for which REGULATORY APPROVAL has been obtained that may reasonably be expected to materially impact the marketing and sale of the PRODUCTS in the TERRITORY or require disclosures or notifications to REGULATORY AUTHORITIES in the TERRITORY,  including but not limited to, any material data, documentation and information derived from any life cycle management projects, Phase IV trials, and correspondence and discussions with the FDA or other REGULATORY AUTHORITIES.  MEDIMMUNE shall also advise ABBOTT of any occurrence or information which arise out of the manufacturing activities engaged by MEDIMMUNE or, if known to MEDIMMUNE, by its THIRD PARTY MANUFACTURER, which have, in MEDIMMUNE’s reasonable judgment, adverse regulatory compliance and/or reporting consequences or adverse impact on the sale of the PRODUCTS in the TERRITORY.  MEDIMMUNE shall be responsible for handling and responding to any appropriate REGULATORY AUTHORITY inspection with respect to its manufacturing of the PRODUCTS, and shall keep ABBOTT duly informed with respect thereto.

ABBOTT shall promptly notify MEDIMMUNE and grant MEDIMMUNE access to all data or document regarding the PRODUCTS that may reasonably be expected to materially impact the marketing and sale of the PRODUCTS or require disclosures or notifications to REGULATORY AUTHORITIES, including but not limited to, any material data, documentation and information derived from any life cycle management projects, Phase IV trials, correspondence and discussions with the REGULATORY AUTHORITIES.

7.2                               QUALITY ASSURANCE.

(a)                                  MEDIMMUNE warrants and represents that the PRODUCTS manufactured by MEDIMMUNE, its AFFILIATES or subcontractors and delivered to ABBOTT or its AFFILIATES hereunder shall:  (i) upon delivery of the PRODUCT, conform to the SPECIFICATIONS, and shall be in full conformity with all applicable laws and regulations relating to the manufacture of the PRODUCTS, including, but not limited to, applicable laws in the country in which the PRODUCT is manufactured and cGMP practices, in each case to the extent applicable to MEDIMMUNE, its AFFILIATES or subcontractors as the manufacturer(s) of the PRODUCTS and (ii) at the time of delivery, shall be free and clear of any and all liens, encumbrances and security interests.  ABBOTT shall use COMMERCIALLY REASONABLE EFFORTS to advise and inform MEDIMMUNE regarding the cGMP requirements of REGULATORY AUTHORITIES in the countries in the MAJOR MARKETS.  MEDIMMUNE shall take COMMERCIALLY REASONABLE EFFORTS to comply with the cGMP requirements of such REGULATORY AUTHORITIES if commercially reasonable to make such changes, and ABBOTT shall use its COMMERCIALLY REASONABLE EFFORTS to have any such changes approved by the applicable REGULATORY AUTHORITIES.  ABBOTT’s inability to market, promote, sell or distribute the PRODUCT in any country as a consequence of the failure to comply with the cGMP requirements of the REGULATORY AUTHORITIES in such country(ies) shall not be regarded as a failure by ABBOTT to market, promote, sell or distribute for purposes of any term in this AGREEMENT

(b)                                 Within ninety (90) days following the EFFECTIVE DATE, the PARTIES shall use their COMMERICALLY REASONABLE EFFORTS to enter into a quality/technical agreement addressing release and quality testing of the PRODUCTS.  In reaching such an agreement, the PARTIES will discuss in good faith:  (i) product identification requirements for nude vials, (ii) such other product release and quality assurance matters as may be identified on or after the EFFECTIVE DATE and (iii) any other matters customarily addressed in a quality/technical agreement (including, but not limited to the matters set forth on Exhibit 7.2) or legally required to be addressed under the laws or regulations of the country in which the PRODUCTS are manufactured.  The quality/technical agreement shall provide at a minimum that MEDIMMUNE shall provide ABBOTT with documentation or evidence reasonably requested by ABBOTT (other than as may be reasonably required to protect MEDIMMUNE trade secrets) to demonstrate that the PRODUCTS are manufactured under adequate cGMP controls and generally accepted quality standards.  The terms and provisions of the quality/technical agreement shall, upon execution, be incorporated herein by reference and shall control over any conflicting provisions of this AGREEMENT.

(c)                                  MEDIMMUNE shall also use its COMMERCIALLY REASONABLE EFFORTS to require any THIRD PARTY MANUFACTURER of the PRODUCT to enter into a quality/technical agreement with MEDIMMUNE with respect to the release and quality testing of the PRODUCTS manufactured by such THIRD PARTY and such other product quality assurance matters as required in accordance all applicable laws and regulations relating to the manufacture of the PRODUCTS, including, but not limited to, applicable laws in the countries in the TERRITORY.

7.3                               PRODUCT DEFECTS AND NON-CONFORMITY.

(a)                                  ABBOTT shall promptly upon receipt of any PRODUCT inspect or cause to be inspected a representative sample of each batch of PRODUCT supplied by MEDIMMUNE or MEDIMMUNE’s THIRD PARTY MANUFACTURER.  Any claims regarding the quality or quantity of the any PRODUCT supplied pursuant to this AGREEMENT shall be made in writing, specifying in reasonable detail the nature of the defect, non-conformity with SPECIFICATIONS, or other basis for the claim and citing relevant control numbers or other information to enable specific identification of the PRODUCT in question.  Any such claim for defective or non-conforming PRODUCT shall be made by ABBOTT within forty-five (45) days of receipt of the PRODUCT by ABBOTT.

(b)                                 Notwithstanding anything in this AGREEMENT to the contrary, any NUMAX delivered hereunder that has a remaining shelf-life of less than the lesser of (i) [***] or (ii) [***] of the approved shelf-life at the time of delivery [***], shall be considered defective for purposes of the remedies set forth in this Section 7.3, except to the extent ABBOTT is made aware of a shorter remaining shelf-life prior to delivery and still requests shipment.

(c)                                  MEDIMMUNE or its designee shall have the right to first inspect any PRODUCT involved before being required to take any action with respect thereto.  MEDIMMUNE shall review any claim of defective or non-conforming PRODUCT made by ABBOTT within ten (10) business days of receipt and conduct any required testing of the PRODUCT involved as soon as possible, but in no event later than forty-five (45) days after receipt thereof or earlier if the REGULATORY AUTHORITY in the TERRITORY requires an earlier response. Any out-of-pocket costs incurred by MEDIMMUNE related to any such testing shall be paid by ABBOTT, but shall be reimbursed by MEDIMMUNE if the PRODUCT is found to be defective as a result of such testing.  If such review and testing by MEDIMMUNE confirms that the PRODUCT is defective or non-conforming, then, at MEDIMMUNE’s expense, ABBOTT shall dispose of or return the defective or non-conforming PRODUCT as MEDIMMUNE shall direct in writing and MEDIMMUNE shall replace such PRODUCT with non-defective or conforming PRODUCT as soon as possible, but in no event later than six (6) months after final results of any testing have been obtained.  Replacement of the PRODUCT shall be ABBOTT’s sole and exclusive remedy for any defective or non-conforming PRODUCT delivered by MEDIMMUNE or its THIRD PARTY MANUFACTURER.

(d)                                 If the PARTIES fail to agree as to whether any PRODUCT supplied by MEDIMMUNE or its THIRD PARTY MANUFACTURER is defective or non-conforming, then the Parties shall refer such dispute for resolution to a competent independent testing laboratory agreed in good faith between the PARTIES or, if the cost of using an independent testing laboratory would make such a process commercially unreasonable, the PARTIES will work together to devise a mutually agreeable set of tests to be performed by MEDIMMUNE.  In the event that such laboratory or MEDIMMUNE determines that such PRODUCTS were defective or non-conforming, MEDIMMUNE will bear all costs of such testing and analysis.  If, by contrast, such laboratory determines that such PRODUCTS were not defective or non-conforming, then ABBOTT will bear all costs of such testing and analysis.  In all such cases, the laboratory’s determination (or the agreed upon tests performed by MEDIMMUNE) shall be final.

7.4                               INSPECTION BY REGULATORY AUTHORITIES.  MEDIMMUNE shall allow, and will exert its COMMERCIALLY REASONABLE EFFORTS to cause any THIRD PARTY MANUFACTURER of any PRODUCT to allow, representatives of any REGULATORY AUTHORITY in the TERRITORY with jurisdiction over the manufacture, marketing and distribution of the PRODUCT to tour and inspect all facilities utilized by MEDIMMUNE or its THIRD PARTY MANUFACTURER in the manufacture, testing, packaging, storage, and shipment of PRODUCTS, solely for the purpose of applying for or maintaining REGULATORY APPROVAL (any other requests for inspections will be assessed by MEDIMMUNE and/or its THIRD PARTY MANUFACTURER on a case-by-case basis).  Within ten (10) days of receipt, either PARTY shall provide the other PARTY with a copy of any notice of inspection of any facility where any PRODUCT is manufactured, adverse finding, regulatory letter or similar notification such PARTY receives from any REGULATORY AUTHORITY relating to the manufacture of the PRODUCTS. MEDIMMUNE shall be responsible for handling and responding to any inquiry or request for inspection by any REGULATORY AUTHORITY relating to the manufacture of the PRODUCTS, and shall keep ABBOTT duly informed with respect any material communications with respect thereto.

7.5                               INSPECTION BY ABBOTT. MEDIMMUNE hereby grants to ABBOTT the right to inspect any MEDIMMUNE manufacturing facilities at which the PRODUCTS supplied under this AGREEMENT are manufactured.  MEDIMMUNE also agrees to exercise COMMERICALLY REASONABLE EFFORTS to have any THIRD PARTY MANUFACTURER of any PRODUCT to permit such right of inspection to ABBOTT.  ABBOTT shall also have the right to inspect the books and records and the facility, equipment and quality systems related to the manufacture of PRODUCTS supplied pursuant to this AGREEMENT, including but not limited to such inspections as ABBOTT deems necessary or appropriate prior to any submission to any REGULATORY AUTHORITIES in the TERRITORY for approval of such manufacturing facility in connection with the registration of any PRODUCT.   MEDIMMUNE hereby also grants ABBOTT the right to inspect any testing facility or laboratory  which contributes data included in any REGULATORY FILING filed by ABBOTT in connection with the PRODUCT.  Except for inspections requested by a REGULATORY AUTHORITY or required in connection with a REGULATORY FILING, ABBOTT shall inspect any manufacturing facility at which any PRODUCT is manufactured no more than once every CONTRACT YEAR [***]; provided, however, that, MEDIMMUNE may require ABBOTT to defer such inspection if such inspection could, in MEDIMMUNE’s reasonable determination, detrimentally interfere with MEDIMMUNE or any THIRD PARTY MANUFACTURER’s manufacture of the PRODUCTS and MEDIMMUNE may limit ABBOTT’s inspection to the extent reasonably required to protect trade secrets.  ABBOTT shall conduct any such inspection during normal business hours after reasonable prior notice and subject to appropriate confidentiality provisions. The books and records subject to inspection include, but are not limited to, batch records, manufacturing procedures and guidelines, and all quality assurance/quality control documentation relating to the PRODUCTS.

7.6                               ACCESS TO MANUFACTURING DATA.  MEDIMMUNE shall be responsible for preparing and submitting to ABBOTT on a timely basis any data or other information related to the manufacture of the PRODUCT that is required to be included in any REGULATORY FILINGS in the MAJOR MARKETS or otherwise requested by any REGULATORY AUTHORITY in the TERRITORY, including without limitation, data relating to the manufacturing process for the PRODUCT  and any quality control procedures in effect at any facility used to manufacture the PRODUCT; provided, however, that MEDIMMUNE may redact or otherwise limit the information provided to ABBOTT to the extent reasonably required to protect trade secrets.  MEDIMMUNE shall notify ABBOTT of any matter related to the manufacture of the PRODUCT that could reasonably be expected to be reportable to the REGULATORY AUTHORITIES in the TERRITORY and promptly furnish to ABBOTT complete copies of any reports made to the FDA with respect to the manufacture of the PRODUCT.  MEDIMMUNE shall also promptly notify ABBOTT of any occurrence or information which arises out of the manufacture of the PRODUCTS, which have, or, in MEDIMMUNE’s reasonable judgment, could be expected to have adverse regulatory compliance and/or reporting consequences or adverse impact within TERRITORY on the registration or commercialization of the PRODUCTS, including, but not limited to, any decision by MEDIMMUNE to change the location at which any of the PRODUCTS are manufactured.

7.7                               CHANGES TO SPECIFICATIONS.  MEDIMMUNE shall promptly advise ABBOTT of any proposed or required changes to the SPECIFICATIONS; provided, however, that ABBOTT’s consent (not to be unreasonably withheld) shall be required to make any Discretionary Changes (as defined below) that will adversely affect a REGULATORY FILING submitted by ABBOTT to the REGULATORY AUTHORITIES in the TERRITORY.  Changes to the SPECIFICATIONS that are required to comply with the requirements of applicable REGULATORY AUTHORITIES in the MAJOR MARKETS shall be deemed “Required Changes.”  Other changes to the manufacturing process, including those required in connection with the change in THIRD PARTY MANUFACTURER (but not an initial selection of a THIRD PARTY MANUFACTURER) or changes that are intended to promote quality control/quality assurance and/or achieve greater efficiency or cost savings in the manufacturing process shall be deemed “Discretionary Changes.”  For the avoidance of doubt, a change from one formulation of a PRODUCT to another is a Discretionary Change; provided, however, that notwithstanding anything in this Section 7.7 to the contrary, (i) ABBOTT is hereby deemed to have consented to the change from the lyophilized formulation of SYNAGIS to the liquid formulation of SYNAGIS without the need to undergo the consent/approval procedures set forth in this Section 7.7, (ii) ABBOTT acknowledges that it has received the SPECIFICATIONS for the liquid formulation of SYNAGIS (attached as Exhibit A-2) and waives its ability to comment on such SPECIFICATIONS as permitted by this Section 7.7.  Notwithstanding anything in this AGREEMENT to the contrary, ABBOTT hereby agrees to conduct any clinical studies required by any REGULATORY AUTHORITIES in the MAJOR MARKETS to obtain REGULATORY APPROVAL for the liquid formulation of SYNAGIS; provided, however, that, ABBOTT shall not be obligated to commence any such clinical study required earlier than January 1, 2006; provided, further, that if ABBOTT does not commence any such clinical study before January 1, 2006 and such study has otherwise been discussed and reviewed by the Manufacturing Steering Committee, then MEDIMMUNE may, but is not obligated to, commence such trial and its own cost before January 1, 2006.

(a)                                  MEDIMMUNE shall, at its cost, use COMMERCIALLY REASONABLE EFFORTS to implement Required Changes to the manufacturing process as soon as practicable, and ABBOTT shall, at its cost, use COMMERCIALLY REASONABLE EFFORTS to promptly (i) make any changes, filings or refilings of PRODUCT REGISTRATIONS, (ii) obtain approval for the implementation of such Required Changes in the TERRITORY and (iii) conduct any clinical studies required by the applicable REGULATORY AUTHORITIES to implement such Required Changes.

(b)                                 All proposed Discretionary Changes requested by MEDIMMUNE shall be submitted to ABBOTT for review and within ten (10) days of such submission, ABBOTT shall either approve such Discretionary Changes or request that the Manufacturing Steering Committee meet to review and consider approval and all proposed Discretionary Changes requested by ABBOTT shall be submitted to the Manufacturing Steering Committee to review and consider approval; provided, however, that (i) the Manufacturing Steering Committee shall not have the authority to approve any proposed Discretionary Change if its implementation will adversely impact any pending application for REGULATORY APPROVAL in any country in the TERRITORY, and (ii) any such approval of a Discretionary Change by the Manufacturing Steering Committee may be delayed until the next calendar year in the event that ABBOTT reasonably notifies the Manufacturing Steering Committee, in writing, that the implementation of the Discretionary Change shall cause ABBOTT to incur substantial unbudgeted costs to obtain REGULATORY APPROVAL for such Discretionary Change.  For the purposes of clause (ii) of the preceding sentence, a “substantial unbudgeted” cost shall be deemed to be a cost which was not discussed and reviewed by the Manufacturing Steering Committee prior to September 30 of the calendar year in which a Discretionary Change is requested by MEDIMMUNE and which would have a material adverse financial impact on ABBOTT’s overall budget related to the PRODUCTS for the calendar year in which the Discretionary Change was requested.

If approved by the Manufacturing Steering Committee, MEDIMMUNE shall, at its cost, use its COMMERCIALLY REASONABLE EFFORTS to implement all such Discretionary Changes to the manufacturing process as soon as practicable, and ABBOTT shall, at its cost, use COMMERCIALLY REASONABLE EFFORTS to promptly (i) make any changes, filings or refilings of PRODUCT REGISTRATIONS, (ii) obtain approval for the implementation of such Discretionary Changes in the TERRITORY, (iii) conduct any clinical studies required by the applicable REGULATORY AUTHORITIES to implement such Discretionary Changes and (iv) obtain the approval of the applicable REGULATORY AUTHORITIES in the TERRITORY for implementation of such Discretionary Changes (if necessary) as soon as practicable.  MEDIMMUNE shall, in writing, notify ABBOTT of any Discretionary Changes to the SPECIFICATION of any PRODUCT which, if implemented, would require notification to REGULATORY AUTHORITIES in the TERRITORY.  Upon receipt of such notification, ABBOTT shall be entitled to provide recommendations to MEDIMMUNE regarding the manner and timing of the adoption of such Discretionary Changes.  MEDIMMUNE shall, to the extent commercially reasonable under the circumstances, reasonably take into consideration ABBOTT’s recommendations and shall cooperate with ABBOTT in making such Discretionary Changes.  To the extent such changes require a new or amended PRODUCT REGISTRATION, MEDIMMUNE and ABBOTT shall cooperate and coordinate the adoption of such changes to the SPECIFICATIONS so as to minimize any disruption of the marketing, promotion and sale of PRODUCT in any country within the TERRITORY.

(c)                                  MEDIMMUNE and ABBOTT shall define appropriate change control procedures by and among MEDIMMUNE, ABBOTT and any THIRD PARTY

MANUFACTURER in the quality/technical agreement described above, subject to review and approval of the Manufacturing Steering Committee.

(d)                                 Any PRODUCT that becomes unsalable following a change in PRODUCT REGISTRATION as a result of a Discretionary Change to the SPECIFICATIONS initiated by MEDIMMUNE shall be deemed to be a defective PRODUCT and shall entitle ABBOTT to the remedies provided under Section 7.3 of this Agreement.  To the extent any PRODUCT becomes unsalable following a change in PRODUCT REGISTRATION as a result of a Discretionary Change to the SPECIFICATIONS initiated by ABBOTT, MEDIMMUNE shall be excused from meeting its obligations to supply the affected PRODUCT(S).

7.8                               CHANGE IN MANUFACTURER.  As of the EFFECTIVE DATE, SYNAGIS is manufactured by Boehringer Ingelheim in Germany [***].  Subject to the conditions of this Section 7.8, MEDIMMUNE may delegate the manufacture of any PRODUCT to an alternate THIRD PARTY MANUFACTURER or an AFFILIATE of MEDIMMUNE.  MEDIMMUNE shall provide ABBOTT with prior written notice of any proposed change in the THIRD PARTY MANUFACTURER of any PRODUCT hereunder at least eighteen (18) months prior to such change and shall seek the written consent of ABBOTT, which consent shall not be unreasonably withheld; provided, however, in the event that it is not commercially reasonable for MEDIMMUNE to provide eighteen (18) months notice under the circumstances, the PARTIES shall work cooperatively to establish a mutually acceptable timeline for effecting such change.  Notwithstanding the foregoing, in the event that MEDIMMUNE is [***], the PARTIES acknowledge and agree that MEDIMMUNE may engage another THIRD PARTY MANUFACTURER for NUMAX (or manufacture NUMAX itself or through an AFFILIATE) with written notice to ABBOTT as soon as reasonably practicable.  ABBOTT shall be deemed to have reasonably withheld consent to a proposed change in the manufacturer of any PRODUCT if such change will result in a material disruption of the supply of the PRODUCT or have a material adverse impact on pending or existing REGULATORY FILINGS or REGULATORY APPROVALS of the PRODUCTS, provided however that, ABBOTT may withhold such consent for no longer than such reasonable period as required to notify and obtain any consents to such change in manufacturer as may be required by REGULATORY AUTHORITIES in the TERRITORY.  In the event that a change in manufacturer would result in a material financial impact to ABBOTT unanticipated in the ordinary course of business, MEDIMMUNE agrees to negotiate in good faith with ABBOTT a reasonable allocation between the PARTIES for the incremental costs resulting from such change in manufacturer including, but not limited to, significant additional freight costs (to the extent materially different), but excluding, without limitation, any expenses incurred by ABBOTT to amend REGULATORY FILINGS made by ABBOTT in the TERRITORY related to such change. MEDIMMUNE shall remain primarily liable to ABBOTT in connection with the quality and supply of the PRODUCTS supplied hereunder and nothing in this Section 7.9 shall be construed to reduce or limit the obligations of MEDIMMUNE or the rights of ABBOTT pursuant to the remaining terms of this AGREEMENT, including but not limited to the obligation of MEDIMMUNE to permit the inspection of its manufacturing facilities under Sections 7.4 and 7.5.

8.                                       OTHER RESPONSIBILITIES OF ABBOTT

8.1                                 COMPLIANCE WITH LAWS.  In distributing PRODUCT in the TERRITORY, ABBOTT will comply with all provisions of the laws, rules and regulations applicable in the TERRITORY.  ABBOTT shall promptly notify MEDIMMUNE of any changes in such provisions.

8.2                                 PRODUCT DIVERSION.  ABBOTT agrees not to export PRODUCT outside the TERRITORY, as set forth in greater detail in Section 2.2, without the express written permission of MEDIMMUNE which may be withheld in MEDIMMUNE’s sole discretion.

8.3                                 PLANS AND MARKET REPORTS.  Within thirty (30) days following the end of CALENDAR QUARTER during the TERM, ABBOTT shall supply MEDIMMUNE each CALENDAR QUARTER with a market progress report indicating the quantities of each PRODUCT in inventory and NET SALES of PRODUCTS during each month of the prior CALENDAR QUARTER in each country of the TERRITORY and latest best estimates of sales for each month of such CALENDAR QUARTER (by country).  Within thirty (30) days following the beginning of each CALENDAR YEAR during the TERM, ABBOTT shall supply to MEDIMMUNE its commercialization plans for the MAJOR MARKETS and its five-year long-range plan for distribution of PRODUCTS in the TERRITORY.  Any commercialization plans or five-year long-range plans submitted by ABBOTT pursuant to this Section 8.3 shall be non-binding, except to the extent reflecting FIRM ORDERS consistent with Section 5.1.

8.4                                 NO JOINT VENTURE.  Nothing contained in this AGREEMENT shall be construed to constitute either PARTY as a partner or agent of the other PARTY and to create any other form of legal association that would impose liability upon a PARTY for the for the act or omission of the other PARTY or provide a PARTY with the right, power or authority to create or impose any duty or obligation on the other PARTY.  It being intended that each PARTY shall remain an independent contractor acting in its own name and for its own account.

8.5                                 CONFIDENTIAL INFORMATION.  During the TERM of this AGREEMENT, it is contemplated that a PARTY will disclose to the other PARTY proprietary and confidential technology, specifications, technical information and the like which are owned or controlled by a PARTY (“CONFIDENTIAL INFORMATION”). Without limiting the foregoing, the terms and conditions of this AGREEMENT shall be considered CONFIDENTIAL INFORMATION.  The receiving PARTY agrees to retain the disclosing PARTY’s CONFIDENTIAL INFORMATION in confidence and not to disclose any such CONFIDENTIAL INFORMATION to a THIRD PARTY without the prior written consent of the disclosing PARTY and to use the disclosing PARTY’s CONFIDENTIAL INFORMATION only for the purposes of this AGREEMENT. The obligations of confidentiality will not apply to CONFIDENTIAL INFORMATION which:

(i)                                     was known to the receiving PARTY or generally known to the public prior to its disclosure hereunder;

(ii)                                  subsequently becomes known to the public by some means other than a breach of this AGREEMENT;

(iii)                               is subsequently disclosed to the receiving PARTY by a third party having a lawful right to make such disclosure;

(iv)                              is required by law or bona fide legal process to be disclosed provided that the receiving PARTY takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable prior notice to the disclosing PARTY; or

(v)                                 is approved for release by the PARTIES.

(b)                                 Upon termination or expiration of this AGREEMENT, each PARTY shall return to the other PARTY all tangible forms of CONFIDENTIAL INFORMATION furnished by the other PARTY, including all copies thereof and all memoranda of oral disclosure, except that each PARTY may retain one copy in its files to ensure compliance with any legal obligations.

(b)                                 This Section 8.5 shall survive until the tenth anniversary of the termination or expiration of this AGREEMENT.

8.6                                 SALES FORECAST.  ABBOTT agrees to provide MEDIMMUNE with ABBOTT’s annual U.S. Dollar sales and UNIT volume forecast for PRODUCT to be sold in the TERRITORY (by country, by month and for five (5) years or such period as ABBOTT uses for its internal forecasting) for the sole purpose of assisting MEDIMMUNE in its financial planning.

8.7                                 NO SUBLICENSE.  The PARTIES agree that nothing in this AGREEMENT shall be deemed to indicate that ABBOTT has received a sublicense to any intellectual property or know-how of MEDIMMUNE related to the research, development or manufacturing of the PRODUCTS.

9.                                       CO-PROMOTION OPTION

9.1                               CO-PROMOTION OPTIONS.  MEDIMMUNE shall have three (3) options (each, a “CO-PROMOTION OPTION”), each to co-promote NUMAX in one (1) country in the TERRITORY, excluding Japan, with at least twelve (12) months prior written notice to ABBOTT.  If a CO-PROMOTION OPTION is exercised, MEDIMMUNE shall have the right to provide up to [***] of the sales/promotion effort for NUMAX in the selected country, to be reimbursed by ABBOTT at the FTE RATE.  For purposes of this Section 9, “co-promote” or “co-promotion” shall mean the marketing, promotion, and advertisements of NUMAX by MEDIMMUNE or its AFFILIATES under (a) the relevant REGULATORY APPROVAL held by ABBOTT or its AFFILIATES, and (b) the TRADEMARKS.   “Co-promotion” shall not mean the sale or distribution of NUMAX during the TERM of this AGREEMENT by MEDIMMUNE or its AFFILIATES.

9.2                               POST-LAUNCH OPTIONS.  In addition to the CO-PROMOTION OPTIONS set forth in Section 9.1, MEDIMMUNE shall also have four (4) additional options (each, a “POST-LAUNCH OPTION”), each to co-promote NUMAX in one (1) country in the TERRITORY, at any time at least twelve (12) months (twenty-four (24) months in the case of Japan) after first commercial sale of NUMAX in such country, with at least twelve (12) months prior written notice to ABBOTT.  If a POST-LAUNCH OPTION is exercised, MEDIMMUNE shall have the right to provide up to [***] of the sales/promotional effort for NUMAX in the selected country, to be reimbursed by ABBOTT at the FTE RATE (such countries may be in addition to the any countries selected upon exercise of the CO-PROMOTION OPTION described in Section 9.1 so, for clarity, MEDIMMUNE will have a total of seven (7) CO-PROMOTION OPTIONS and POST-LAUNCH OPTIONS in the aggregate).

9.3                               MEDIMMUNE DISCRETION.  The countries with respect to which a CO-PROMOTION OPTION or POST-LAUNCH OPTION will be exercised by MEDIMMUNE shall be determined at the sole discretion of MEDIMMUNE at the time of election; provided, however, that, once MEDIMMUNE has exercised its CO-PROMOTION or POST-LAUNCH OPTION in a country, MEDIMMUNE shall not be entitled to substitute that country for another country except as provided in the last sentence of this Section 9.3.  For the avoidance of doubt, MEDIMMUNE shall not be able to select Japan as one of the CO-PROMOTION OPTION countries, but shall be able to select Japan as one of the POST-LAUNCH OPTION countries.  In the event that it is determined after the date of MEDIMMUNE’s notice but prior to the initiation of the co-promotion activities by MEDIMMUNE in any country, that co-promotion of NUMAX in accordance with the terms of the co-promotion agreement between the PARTIES is inconsistent with local law or regulations in such country, MEDIMMUNE shall be able to substitute another country for the exercise of its OPTION under this Section 9.  In the event it is determined after the EFFECTIVE DATE that co-promotion activities by MEDIMMUNE in a majority of the MAJOR MARKETS or a significant region of the TERRITORY (e.g., Europe) is inconsistent with local law or regulations in such markets, the PARTIES agree to meet in good faith to discuss alternative proposals that would address the respective business objectives of the PARTIES.

9.4                               CO-PROMOTION AGREEMENT.  Upon the exercise of one or more CO-PROMOTION OPTIONS or POST-LAUNCH OPTIONS, the PARTIES agree (a) to enter into a co-promotion agreement containing customary terms for co-promotion of a product of comparable market potential to NUMAX and otherwise consistent with this Section 9 within sixty (60) days of exercise of the applicable option, and (b) to establish a Joint Commercialization Committee (“JCC”).  The PARTIES shall exert COMMERCIALLY REASONABLE EFFORTS to first meet within forty-five (45) days after the applicable co-promotion agreement is executed and regularly thereafter as provided in the co-promotion agreement, to oversee and review the marketing plan, agree upon a sales plan and allocation of the sales efforts between the PARTIES.  Notwithstanding input from the JCC, ABBOTT shall have the final decision in all aspects of the commercialization of NUMAX in the TERRITORY, including but not limited to, marketing, promotion, sale, distribution, pricing, sales force deployment and allocation in the TERRITORY.  Except as provided in this Section 9, neither ABBOTT nor MEDIMMUNE shall be entitled to any compensation, remuneration or right of reimbursement of expenses in connection with activities undertaken by MEDIMMUNE upon exercise of a CO-PROMOTION OPTION or POST-LAUNCH OPTION or under the terms of any co-promotion agreement entered into between the PARTIES.  MEDIMMUNE shall have the right to manage and direct its sales force in any countries in which a CO-PROMOTION OPTION or POST-LAUNCH OPTION has been exercised; provided, however, that such management and direction must be in accordance with the marketing and sales plans approved by ABBOTT and to the extent MEDIMMUNE’s sales activities are inconsistent with such plans in any such countries and such activities are not revised to be consistent with such plans following written notice from ABBOTT, the co-promotion agreement may provide for termination MEDIMMUNE’s co-promotion rights in such country(ies).

9.5                               CO-PROMOTION PRINCIPLES.  The amount of the sales/promotion effort to be provided by MEDIMMUNE in any country in which a CO-PROMOTION OPTION or POST-LAUNCH OPTION has been exercised (i.e., up to [***] of the total sales/promotion effort contemplated by ABBOTT for the sale of NUMAX in any such country) will be decided from time to time by MEDIMMUNE consistent with the terms of the applicable co-promotion agreement. For clarity, MEDIMMUNE’s co-promotion efforts under this Section 9 shall not be included for consideration as exertion of ABBOTT’s COMMERCIALLY REASONABLE EFFORTS to distribute PRODUCTS in the countries in which a CO-PROMOTION OPTION or POST-LAUNCH OPTION has been exercised.

9.6                               RIGHT TO SUBLICENSE.  MEDIMMUNE has the right to sublicense the co-promotion rights upon exercise of a CO-PROMOTION OPTION or a POST-LAUNCH OPTION to an AFFILIATE or THIRD PARTY subject, in the case of a THIRD PARTY, to ABBOTT’s prior review and consent, such consent not to be unreasonably withheld (but which consent may take into account any adversarial relationship between ABBOTT and such THIRD PARTY and the experience and marketing know-how of the THIRD PARTY sublicensee proposed by MEDIMMUNE).

9.7                               USE OF PERSONNEL. MEDIMMUNE (or MEDIMMUNE’S sublicensee pursuant to Section 9.6, as applicable) will use its best efforts to ensure that all personnel assigned to co-promote NUMAX upon exercise of a CO-PROMOTION OPTION or POST-LAUNCH OPTION will not be utilized by MEDIMMUNE (or any such sublicensee) to market, promote or sell any product which competes with NUMAX for a period of at least [***] following any termination of the co-promotion arrangement for NUMAX.

10.                               TRADEMARKS, LOGOS AND PATENTS.

10.1                        SYNAGIS TRADEMARKS.  As of the EFFECTIVE DATE, the TRADEMARKS owned by ABBOTT for use in connection with the marketing, promotion, sale and distribution of SYNAGIS are as set forth on Exhibit 10.1.  MEDIMMUNE agrees to transfer any TRADEMARKS for SYNAGIS in the TERRITORY to ABBOTT as soon as reasonably practical after the EFFECTIVE DATE.  During the TERM, the TRADEMARKS for SYNAGIS in the TERRITORY shall be owned by ABBOTT and ABBOTT shall have sole responsibility for filing, prosecuting, registering and maintaining all SYNAGIS TRADEMARKS in the TERRITORY.  In the event this AGREEMENT is terminated or expires with respect to SYNAGIS in one or more countries of the TERRITORY, ABBOTT agrees to promptly transfer ownership of the TRADEMARKS for SYNAGIS for such countries to MEDIMMUNE, all at no cost or expense to MEDIMMUNE.

10.2                        NUMAX TRADEMARKS.  MEDIMMUNE shall be solely responsible for the selection of any proposed trademarks for use in connection with NUMAX in the TERRITORY and the trademarks proposed by MEDIMMUNE shall become the TRADEMARKS for NUMAX in the TERRITORY; provided, however, that ABBOTT shall have the right to provide recommendations to MEDIMMUNE for TRADEMARKS for NUMAX and MEDIMMUNE agrees to consider in good faith all such recommendations; and, provided, further, that MEDIMMUNE will select proposed trademarks for NUMAX with the goal of selecting a consistent global trademark for NUMAX.  The TRADEMARKS for NUMAX in the TERRITORY shall be owned by MEDIMMUNE and MEDIMMUNE shall have sole responsibility for filing, prosecuting, registering and maintaining all NUMAX TRADEMARKS in the TERRITORY.  ABBOTT shall cooperate with and assist MEDIMMUNE in obtaining and enforcing such TRADEMARKS in the TERRITORY.  Such cooperation will include the execution of any and all lawful papers that may be deemed necessary or desirable by MEDIMMUNE for the filing and prosecution of the TRADEMARKS and providing such evidence as may be reasonably requested by MEDIMMUNE to support use of the TRADEMARKS in the TERRITORY.  During the TERM and except as otherwise provided in this AGREEMENT, MEDIMMUNE shall grant to ABBOTT a royalty-free, exclusive license to use the TRADEMARK with respect to NUMAX in all countries of the TERRITORY as to which ABBOTT has rights, which shall be non-cancelable (except as provided in the last sentence of this Section 10.2), and MEDIMMUNE shall perform all acts and sign and execute any and all papers reasonably required to effect such licensing.  Unless ABBOTT, in writing, notifies MEDIMMUNE to the contrary, MEDIMMUNE shall pursue registration of the TRADEMARKS for NUMAX in all countries in the TERRITORY in which ABBOTT has obtained or is in the process of actively seeking REGULATORY APPROVAL.  For clarity, if ABBOTT’s rights to NUMAX are terminated or expire in one or more countries in accordance with this AGREEMENT, the license to use such TRADEMARKS for NUMAX in such countries shall also terminate and thereafter MEDIMMUNE shall not be restricted in any manner from using such TRADEMARKS in such countries.

10.3                        USE OF TRADEMARKS.  During the TERM of this AGREEMENT, ABBOTT and its AFFILIATES shall distribute and sell PRODUCTS only bearing the TRADEMARKS.  ABBOTT agrees to use the TRADEMARK only with respect to PRODUCT purchased from MEDIMMUNE and only in those countries of the TERRITORY in which ABBOTT retains the right to distribute such PRODUCT.

10.4                        COSTS ASSOCIATED WITH TRADEMARKS.  At its cost and expense, ABBOTT undertakes to comply with all legal requirements pertaining to the SYNAGIS TRADEMARKS and to maintain any SYNAGIS TRADEMARKS in force at all times during the TERM in the countries of the TERRITORY in which ABBOTT retains the right to distribute SYNAGIS.  Any reasonable costs and expenses incurred by MEDIMMUNE in obtaining or defending a TRADEMARK for a PRODUCT anywhere in the TERRRITORY for ABBOTT’s benefit or related to the transfer of title to ABBOTT shall be reimbursed in full by ABBOTT.

10.5                        INFRINGEMENT OF TRADEMARKS.  If ABBOTT becomes aware of any infringement of the TRADEMARKS for SYNAGIS within the TERRITORY, ABBOTT shall, at its expense, take such steps as ABBOTT may reasonably determine for the protection of its rights in such TRADEMARKS. The commencement, strategies, termination and settlement of any action relating to the validity and/or infringement of such TRADEMARK for SYNAGIS shall be finally decided by ABBOTT.  If MEDIMMUNE becomes aware of any infringement of the TRADEMARKS for NUMAX within the TERRITORY, MEDIMMUNE shall, at its expense, take such steps as MEDIMMUNE may reasonably determine for the protection of its rights in such TRADEMARKS. The commencement, strategies, termination and settlement of any action relating to the validity and/or infringement of such TRADEMARK for NUMAX shall be finally decided by MEDIMMUNE.

10.6                        REPRESENTATIONS WITH RESPECT TO THIRD PARTY PATENTS.  MEDIMMUNE acknowledges and agrees that it shall be solely responsible for:  (a) obtaining all appropriate licenses necessary to make, have made, use, sell or offer for sale the PRODUCTS during the TERM; (b) paying consideration, including royalties, to THIRD PARTIES for any intellectual property covering the PRODUCTS; and (c) satisfying any other license obligations of MEDIMMUNE to THIRD PARTIES to make, have made, use, import, offer for sale, or sell PRODUCTS.

10.7                        NUMAX PATENT MAINTENANCE. The PARTIES agree that the PATENTS set forth in Exhibit 10.8 relate to NUMAX and are owned by or licensed to MEDIMMUNE as of the EFFECTIVE DATE.  MEDIMMUNE shall have responsibility, at its sole cost and expense, for maintaining each of the PATENTS in all countries in the TERRITORY in which such PATENTS exist in which NUMAX is manufactured, marketed, and sold by ABBOTT. For purposes of the foregoing, such maintenance shall include prosecution before the relevant patent offices (including oppositions and interferences), and payment of applicable maintenance fees.  MEDIMMUNE shall use its COMMERCIALLY REASONABLE EFFORTS to obtain extensions of exclusivity beyond the full term expiry date of any PATENTS in the TERRITORY as they relate to PRODUCTS, such as a Supplementary Protection Certificate in the European Patent Office. If MEDIMMUNE elects to abandon its maintenance of any Patent in any country, it shall give prompt written notice to ABBOTT, and ABBOTT may, at its cost and expense, assume the maintenance of said PATENT.  The assumption by ABBOTT of the obligation for maintaining the PATENT shall not, in any way, alter or affect MEDIMMUNE’s ownership interest in the PATENTS or MEDIMMUNE’s obligation to indemnify ABBOTT pursuant to Section 11.2.

10.8                        PATENT ENFORCEMENT.  In the event that ABBOTT notifies MEDIMMUNE that ABBOTT believes that a THIRD PARTY is selling a monoclonal antibody against RSV in the TERRITORY which infringes a PATENT owned by or licensed to MEDIMMUNE and MEDIMMUNE has the right to bring suit under such PATENT then:

(a)                                  MEDIMMUNE shall have the first right to bring an infringement action against such THIRD PARTY at its cost and expense and MEDIMMUNE shall retain all amounts recovered in such action; or

(b)                                 if MEDIMMUNE does not initiate such action within one hundred eighty (180) days of written notice of such infringement from ABBOTT, at the request of ABBOTT, to the extent that MEDIMMUNE has the right to do so, MEDIMMUNE shall initiate an infringement action against such THIRD PARTY at the cost and expense of ABBOTT and ABBOTT shall retain all amounts recovered in such action.

In any infringement suit instituted by MEDIMMUNE to enforce the PATENT rights pursuant to this AGREEMENT, ABBOTT shall cooperate fully with MEDIMMUNE.  MEDIMMUNE shall notify ABBOTT of any settlement of any action or proceeding.

11.                               INDEMNITY

11.1                        INDEMNIFICATION BY ABBOTT. ABBOTT shall, at its own cost and expense, defend, indemnify and hold harmless MEDIMMUNE and its AFFILIATES and their licensors related to PRODUCTS and their respective employees, agents, officers, shareholders and directors and each of them (a “MEDIMMUNE INDEMNIFIED PARTY”) from and against any and all claims, causes of action, losses, damages and costs (including reasonable attorney’s fees) of any nature made or asserted against a MEDIMMUNE INDEMNIFIED PARTY or lawsuits or other proceedings filed or otherwise instituted against a MEDIMMUNE INDEMNIFIED PARTY, as described below (hereinafter individually and collectively a “MEDIMMUNE LOSS”):

(a)                                  With respect to SYNAGIS, to the extent that such MEDIMMUNE LOSS results or arises from clinical trials, testing, sale or use of SYNAGIS which is used or sold by or on behalf of ABBOTT and

(b)                                 With respect to NUMAX:

(i)                                     [***] of any MEDIMMUNE LOSS related to a THIRD PARTY claim of product liability related to [***], and

(ii)                                  to the extent that such MEDIMMUNE LOSS results or arises from:  (A) [***] or (B) a breach of a statutory duty, representation or warranty or a failure to comply with any covenant or other obligation of ABBOTT set forth in this AGREEMENT; except, in each case, to the extent such MEDIMMUNE LOSS results or arises from any [***] relating to NUMAX within the TERRITORY conducted by MEDIMMUNE, its AFFILIATES or licensees under this AGREEMENT;

but in all cases described in (a) and (b) above, ABBOTT shall not have any obligation to indemnify MEDIMMUNE for the portion of any MEDIMMUNE LOSS that arises or results from the negligence or willful misconduct of such MEDIMMUNE INDEMNIFIED PARTY.

11.2                        INDEMNIFICATION BY MEDIMMUNE.  MEDIMMUNE shall, at its own cost and expense, defend, indemnify and hold harmless ABBOTT and its AFFILIATES and their respective employees, agents, officers, shareholders and directors and each of them (an “ABBOTT INDEMNIFIED PARTY”) from and against any and all THIRD PARTY claims, causes of action, losses, damages, penalties, settlements and costs (including reasonable attorney’s fees) of any nature made or asserted against a ABBOTT INDEMNIFIED PARTY or lawsuits or other proceedings filed or otherwise instituted against a ABBOTT INDEMNIFIED PARTY, as described below (hereinafter individually or collectively an “ABBOTT LOSS”) :

(a)                                  With respect to SYNAGIS, to the extent that such ABBOTT LOSS results or arises from the negligence or willful misconduct of MEDIMMUNE or the infringement of a patent of a THIRD PARTY as a result of ABBOTT’s use or sale of SYNAGIS in the TERRITORY and

(b)                                 With respect to NUMAX:

(i)                                     [***] of any ABBOTT LOSS related to a THIRD PARTY claim of product liability related to [***],  and

(ii)                                  to the extent that such ABBOTT LOSS results or arises from: (A) the negligence or willful misconduct of MEDIMMUNE, (B) a breach of a statutory duty, representation or warranty or a failure to comply with any covenant or other obligation of MEDIMMUNE set forth in this AGREEMENT, (C) [***], or (D) the infringement of a patent of a THIRD PARTY as a result of ABBOTT’s use or sale of NUMAX in the TERRITORY; except, in each case, to the extent such ABBOTT LOSS results or arises from any [***] relating to NUMAX within the TERRITORY conducted by ABBOTT, its AFFILIATES or licensees under this AGREEMENT;

but in all cases described in (a) and (b) above, MEDIMMUNE shall not have any obligation to indemnify ABBOTT for the portion of any ABBOTT LOSS that arises or results from the negligence or willful misconduct of such ABBOTT INDEMNIFIED PARTY.

11.3                        CONDITIONS TO INDEMNIFICATION.  A person or entity that intends to claim indemnification under this Section 11 (the “INDEMNITEE”) shall promptly notify the other party (the “INDEMNITOR”) of any loss, claim, damage, liability or action in respect of which the INDEMNITEE intends to claim such indemnification, and the INDEMNITOR shall assume the defense thereof with counsel mutually satisfactory to the INDEMNITEE whether or not such claim is rightfully brought; provided, however, that an INDEMNITEE shall have the right to retain its own counsel, with the fees and expenses to be paid by the INDEMNITOR if INDEMNITOR does not assume the defense, or if representation of such INDEMNITEE by the counsel retained by the INDEMNITOR would be inappropriate due to actual or potential differing interests between such INDEMNITEE and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage. liability or action if such settlement is effected without the consent of the INDEMNITOR, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the INDEMNITOR within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such INDEMNITOR of any liability to the INDEMNITEE under this Section 11, but the omission so to deliver notice to the INDEMNITOR will not relieve it of any liability that it may have to any INDEMNITEE otherwise than under this Section 11. The INDEMNITEE under this Section 11, its employees and agents, shall cooperate fully with the INDEMNITOR and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

12.                               ADVERSE DRUG REPORTING

12.1                        PHARMACOVIGILANCE.  MEDIMMUNE shall lead the global pharmacovigilance with respect to the PRODUCTS, shall maintain the primary global safety database for all PRODUCTS.  With respect to SYNAGIS, the PARTIES agree to work cooperatively to establish the primary global safety database for SYNAGIS and transition any related information held by ABBOTT as of the EFFECTIVE DATE to MEDIMMUNE.  ABBOTT hereby agrees to transmit to MEDIMMUNE any safety information with respect to the PRODUCTS that is obtained by ABBOTT for inclusion in the global safety database.  MEDIMMUNE hereby agrees to provide ABBOTT with access to the global safety database such that ABBOTT has all information reasonably necessary for ABBOTT to make regulatory filings and take such other actions in accordance with this AGREEMENT.  Each PARTY shall be solely responsible for expenses incurred by such PARTY relating to the pharmacovigilance activities.

No later than ninety (90) days following the EFFECTIVE DATE, the Parties shall enter into an agreement to exchange adverse safety data with respect to each PRODUCT, including but not limited to, post-marketing spontaneous reports received by the PARTY or its AFFILIATES in order to monitor the safety of each PRODUCT and to meet the reporting requirements of any applicable REGULATORY AUTHORITY, which agreement shall contain the terms necessary to effectuate the agreements of the PARTIES as set forth in this Section 12.1.

12.2                        RECALL.  Each PARTY shall promptly notify the other PARTY in writing of any facts relating to the advisability of or requiring the quarantine, recall, stop-sale action, destruction or withholding from the market of the PRODUCT anywhere in the world (collectively, a “RECALL”). If at any time (a) any governmental or REGULATORY AUTHORITY in the TERRITORY issues a request, directive or order for a RECALL; (b) a court of competent jurisdiction orders a RECALL in the TERRITORY; or (c) ABBOTT determines, following consultation with MEDIMMUNE (except in emergency situations in which there is insufficient time for such consultation), that a RECALL in the TERRITORY is necessary or advisable, ABBOTT shall take all appropriate corrective actions to effect the RECALL, including but not limited to, notifying the relevant REGULATORY AUTHORITIES in the TERRITORY, as appropriate, and MEDIMMUNE shall provide ABBOTT with such cooperation in connection with the RECALL as ABBOTT may reasonably request.   All costs and expenses of any RECALL of SYNAGIS in the TERRITORY shall be borne by ABBOTT.  The costs and expenses of any RECALL of NUMAX in the TERRITORY shall be borne by either ABBOTT, MEDIMMUNE, or both, in proportion as such RECALL is required as a result of MEDIMMUNE’s or ABBOTT’s breach of their obligations hereunder and if no such breach or responsibility can be so allocated, then the PARTIES shall share the cost of such RECALL equally.

13.                               REPRESENTATIONS AND WARRANTIES

13.1                        FULL RIGHT AND AUTHORITY. Each PARTY warrants and represents that it has the full right and authority to enter into this AGREEMENT and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it.

13.2                        LIMITED WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

13.3                        COMPLIANCE WITH LAWS.  To MEDIMMUNE’s knowledge, the development of NUMAX has not, as of the EFFECTIVE DATE, been conducted in violation of any applicable law, except for any violations that have not had or could not reasonably be expected to have, whether singly or in the aggregate, a material adverse effect.  To MEDIMMUNE’s knowledge, all clinical trials relating to NUMAX have been conducted in a manner that (a) follows, in all material respects, protocols, procedures and controls generally used by qualified experts in clinical studies, and (b) is consistent in all material respects with all applicable laws, including the European Union Directive on Data Protection and U.S. equivalents thereof.  To MEDIMMUNE’s knowledge, ABBOTT has been provided access to all material data pertaining to the clinical trials involving NUMAX.

13.4                        COMPLIANCE BY SUBCONTRACTORS AND AFFILIATES.  The performance of any obligation under this AGREEMENT by a subcontractor, including but not limited to, any THIRD PARTY MANUFACTURER, or AFFILIATE, shall not exculpate the delegating PARTY from its primarily obligation to the other PARTY under this AGREEMENT.

14.                               TERM AND TERMINATION

14.1                        TERM.  This AGREEMENT is effective as of the date first above written and, unless sooner terminated as provided herein, shall continue until [***] (the “TERM”).

14.2                        AGREEMENT TERMINATION.  This AGREEMENT may be terminated by either PARTY if:

(a)                                  the other PARTY fails to observe, perform or otherwise breaches any of its covenants, agreements or obligations under this AGREEMENT in any material respect and such failure continues for a period of thirty (30) days after receipt by the other Party of notice from the electing PARTY specifying such failure. Following such period, the electing PARTY has ninety (90) days to give notice to the other Party of its election to terminate this AGREEMENT; or

(b)                                 the other PARTY files or institutes bankruptcy, reorganization, liquidation, receivership or similar proceedings under any debt relief laws or fails for more than sixty (60) days to take steps to oppose the initiation of such actions against it.

14.3                        PRODUCT/COUNTRY TERMINATION.

(a)                                  If a REVERSION EVENT occurs, then effective immediately upon the occurrence of the REVERSION EVENT, all of ABBOTT’s rights under this AGREEMENT to market, promote, sell and distribute NUMAX shall immediately terminate in all countries of the TERRITORY other than countries in which NUMAX has received REGULATORY APPROVAL and in which ABBOTT is actively marketing, promoting, selling and distributing NUMAX.

(b)                                 In addition to any remedies that may be available to ABBOTT in law or equity or as otherwise provided elsewhere in this AGREEMENT, if MEDIMMUNE materially breaches this AGREEMENT, such breach relates specifically to one or more countries (and does not relate to any payment obligations of MEDIMMUNE under this AGREEMENT) and such breach is not cured within thirty (30) days of receipt of written notice from ABBOTT; then ABBOTT may, with written notice to MEDIMMUNE, terminate all of ABBOTT’s rights under this AGREEMENT to market, promote, sell and distribute all PRODUCTS in any or all such countries.

(c)                                  In addition to any remedies that may be available to MEDIMMUNE in law or equity or as otherwise provided elsewhere in this AGREEMENT, MEDIMMUNE may, with written notice to ABBOTT, exercise any of the following rights in the corresponding circumstances described:

(i)                                     If ABBOTT either: (A) does not use its COMMERCIALLY REASONABLE EFFORTS to market, promote, sell and/or distribute at least one PRODUCT in any country of the TERRITORY (and such failure is not due to a material breach of MEDIMMUNE’s obligations under this AGREEMENT) or notifies MEDIMMUNE that ABBOTT does not intend to do so; or (B) materially breaches this AGREEMENT, such breach relates specifically to one or more countries (and does not relate to any payment obligations of ABBOTT under this AGREEMENT) and such breach is not cured within thirty (30) days of receipt of written notice from MEDIMMUNE; then in any such case MEDIMMUNE may terminate ABBOTT’s rights under this AGREEMENT to market, promote, sell and distribute all PRODUCTS in the country(ies) with respect to which such uncured breach has occurred; provided, however, that any such termination under Section 14.3(c)(i)(A) shall be delayed as provided in Section 14.3(d) if the circumstances described therein exist;

(ii)                                  If NUMAX is commercially viable in one or more countries of the TERRITORY (consistent with Section 2.1(b)) and ABBOTT does not use its COMMERCIALLY REASONABLE EFFORTS to market, promote, sell and/or distribute NUMAX in such countries as set forth in Section 2.1(b), then MEDIMMUNE may terminate ABBOTT’s rights under this AGREEMENT to market, promote, sell and distribute NUMAX in any country(ies) in which ABBOTT has failed to use COMMERCIALLY REASONABLE EFFORTS to market, promote, sell and/or distribute NUMAX; or

(iii)                               If ABBOTT does not use its COMMERCIALLY REASONABLE EFFORTS to obtain REGULATORY APPROVAL for NUMAX in one or more of the countries of the MAJOR MARKETS as set forth in Section 6.1 and, provided that such failure is not significantly attributable to MEDIMMUNE’S failure or delay in providing support and documentation reasonably requested by ABBOTT for the purpose of making the REGULATORY FILINGS in the TERRITORY, then MEDIMMUNE may terminate ABBOTT’s rights under this AGREEMENT to market, promote, sell and distribute NUMAX in any country(ies) in which ABBOTT has failed to use COMMERCIALLY REASONABLE EFFORTS to obtain REGULATORY APPROVAL for NUMAX.

(c)                                  If ABBOTT’s rights under this AGREEMENT are terminated in one or more countries in accordance with this Section 14.3, then immediately upon effectiveness of such termination, such countries shall thereafter be excluded from the definitions of TERRITORY and, if applicable, MAJOR MARKETS, for the remainder of the TERM.  With respect to a PRODUCT and a country(ies) as to which ABBOTT’s rights under AGREEMENT are terminated, ABBOTT hereby grants to MEDIMMUNE a non-cancelable, fully paid, royalty-free license to use any and all technical, clinical and regulatory information, filings and licenses of ABBOTT with respect to such PRODUCT in such country and ABBOTT shall effect prompt transfer thereof to MEDIMMUNE and ABBOTT shall promptly assign any and all TRADEMARKS for PRODUCTS owned by ABBOTT with respect to any such PRODUCTS in any such countries to MEDIMMUNE, all at ABBOTT’s cost.  Termination of ABBOTT’s rights to one or more PRODUCTS in one or more countries under this Section 14.3 shall not affect ABBOTT’s rights to other PRODUCTS and/or other countries, as applicable.

(d)                                 With respect to any country as to which MEDIMMUNE exercises its rights set forth in Section 14.3(c)(i)(A), in the event that ABBOTT is marketing, promoting, selling and distributing NUMAX (but not SYNAGIS) in any such country and NUMAX is removed from the market in such country due to withdrawal of REGULATORY APPROVAL by a REGULATORY AUTHORITY in such country, then effectiveness of MEDIMMUNE’s termination under Section 14.3(c)(i)(A), shall be delayed to the extent: (i) ABBOTT provides written notice to MEDIMMUNE of its intent to recommence the marketing, promotion, sale and distribution of SYNAGIS in the TERRITORY within [***] of removal of NUMAX from the market and (ii) subject to MEDIMMUNE’s ability to supply SYNAGIS, ABBOTT recommences the marketing, promotion, sale and distribution of SYNAGIS in the TERRITORY within [***] after the removal of NUMAX from the market.  If SYNAGIS has previously been discontinued in any such country, and ABBOTT provides written notice to MEDIMMUNE as provided in the previous sentence then, consistent with Section 3.5, MEDIMMUNE may, but shall not be obligated to, supply SYNAGIS in any such country.  If, however, MEDIMMUNE notifies ABBOTT that SYNAGIS will not be supplied in any such country, then effectiveness of MEDIMMUNE’s termination under Section 14.3(c)(i)(A) shall be further delayed until [***] after MEDIMMUNE makes SYNAGIS available to ABBOTT if ABBOTT has not recommenced the marketing, promotion, sale and distribution of SYNAGIS until that time.

14.4                        Upon the termination of this AGREEMENT for any reason, ABBOTT shall have the right to sell all PRODUCT in inventory or which ABBOTT receives pursuant to FIRM ORDERS placed by ABBOTT prior to such termination; provided, however, that ABBOTT agrees not to discount the remaining PRODUCT in a manner inconsistent with its practices prior to termination. All such sales of PRODUCT shall be subject to the terms of this AGREEMENT, as in effect immediately prior to termination. If this AGREEMENT is terminated by MEDIMMUNE for any breach by ABBOTT, then MEDIMMUNE or a THIRD PARTY designated by MEDIMMUNE, may buy back any PRODUCT that remain in the possession of ABBOTT and are in good condition with a reasonable remaining shelf life at the price at which such PRODUCT was originally paid by ABBOTT for such PRODUCT. Notwithstanding anything in the foregoing, in the event that upon termination of this AGREEMENT by MEDIMMUNE, MEDIMMUNE appoints a THIRD PARTY to market, promote, sell and distribute in the TERRITORY, ABBOTT shall have the right to cancel any FIRM ORDERS for the PRODUCTS that are undelivered by MEDIMMUNE.  Upon termination of this AGREEMENT, ABBOTT shall discontinue use of the TRADEMARKS, except in connection with any sale of PRODUCTS as provided in this Section 14.4, and all such rights to TRADEMARKS shall be transferred to MEDIMMUNE in accordance with Section 10.

14.5                        The termination of this AGREEMENT shall not affect any outstanding obligations of ABBOTT or MEDIMMUNE hereunder, including but not limited to, any payments owed under the provisions of this AGREEMENT for PRODUCTS delivered on or prior to the termination of this AGREEMENT. Any such amount owed to a party shall be paid within thirty (30) days of the termination of this AGREEMENT. The provisions Sections 1, 2.1(e), 3.2(i), 3.2(l), 8.4, 8.5, 10.1, 11, 14, 15 and the last sentence of Section 10.2 shall survive the termination of this AGREEMENT for the longest period permitted by applicable law or as otherwise set forth elsewhere in this AGREEMENT.

14.6                        Upon termination of this AGREEMENT and at the request of MEDIMMUNE, to the extent permitted under local law and regulation of the country in the TERRITORY, ABBOTT shall take all necessary or appropriate actions, to transfer the REGULATORY APPROVALS and REGISTRATION FILINGS owned by ABBOTT with respect to the relevant PRODUCT in such country to MEDIMMUNE or its designee.   MEDIMMUNE shall reimburse ABBOTT for all costs associated with such transfers of any REGULATORY APPROVALS to MEDIMMUNE or its designee.   To the extent permitted under local law and regulation in the TERRITORY, MEDIMMUNE and/or its designee shall have the right to reference all REGULATORY APPROVALS and REGISTRATION FILINGS (whether transferred or not) in such country following termination of this AGREEMENT.

15.                               MISCELLANEOUS PROVISIONS

15.1                        GOVERNING LAW.  This AGREEMENT shall be governed by and construed in accordance with the laws of State of Maryland without giving effect to its conflict of law rules and regulations. The United Nations Convention on the International Sale of Goods shall not apply to this AGREEMENT, nor to any sale of PRODUCT made pursuant to this AGREEMENT.

15.2                        ENTIRE AGREEMENT.  This AGREEMENT sets forth the entire agreement and understanding between the PARTIES as to the subject matter thereof and supersedes all prior agreements in this respect, but does not affect the Mutual Confidentiality Agreement, effective as of May 4, 2004, between the PARTIES or the Co-Promotion Agreement, dated as of November 26, 1997, by and between MEDIMMUNE and Abbott Laboratories, Inc., an AFFILIATE of ABBOTT, as amended. There shall be no amendments or modifications to this AGREEMENT, except by a written document which is signed by both PARTIES.

15.4                        HEADINGS.  The headings in this AGREEMENT have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

15.5                        NO WAIVER.  Any delay in enforcing a PARTY’s rights under this AGREEMENT or any waiver as to a particular default or other matter shall not constitute a waiver of a party’s right to the future enforcement of its rights under this AGREEMENT, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

15.6                        SEVERABILITY.  In the event any provision of this AGREEMENT should be held invalid, illegal or unenforceable, the remaining provisions shall not be affected or impaired and the parties will use all reasonable efforts to replace the applicable provision within a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

15.7                        PUBLICITY.  Each PARTY shall have the right to disclose, in writing or orally, the transactions contemplated by this AGREEMENT and the relationship of the PARTIES hereunder with the prior written consent of the other PARTY.  All news releases must be agreed upon in advance by both PARTIES and submitted by the disclosing PARTY for review sufficiently in advance of the scheduled release, but in no event fewer than ten (10) days prior to the scheduled release, to allow the other PARTY a reasonable opportunity to review and comment upon the proposed text.  Releases used to support financial disclosure by either PARTY with respect to any PRODUCT will be submitted for review and approval by the disclosing PARTY as set forth above if the financial information also discloses financial information specific to the other PARTY (e.g., the non-disclosing PARTY’s sales revenues, projections, market share, estimates or any other financial data with respect to the PRODUCT obtained by the disclosing PARTY from the non-disclosing PARTY pursuant to the terms of this AGREEMENT).  Notwithstanding the foregoing, each PARTY shall have the right to disclose information about the transactions contemplated by this AGREEMENT without the other PARTY’s consent if such disclosure is legally required, compelled by court order, required in regulatory filings or in filings or announcements pursuant to stock exchange rules or requirements.  In the event that a disclosure is required under such circumstances, the disclosing PARTY agrees to provide the other PARTY with a draft of any proposed disclosure ten (10) days prior to such disclosure for review and comment (or, if such a period is not available to comply with the applicable requirement, as much advance notice as is practicable under the circumstances), the reasons that such disclosure is necessary, and the time and place that the disclosure will be made.  Notwithstanding the foregoing, nothing in this AGREEMENT shall be construed as to require MEDIMMUNE to submit to ABBOTT any disclosure related to development, sale and marketing of the PRODUCTS outside of the TERRITORY.  If either PARTY has not responded to the other PARTY within the applicable period set forth in this Section 15.7, such PARTY shall be deemed to have consented to the release of such information.

15.7                        ALTERNATE DISPUTE RESOLUTION  If a dispute or claim arising out of or in connection with this AGREEMENT develops between the PARTIES, the respective appropriate officers of the PARTIES shall negotiate in good faith in an effort to resolve the dispute for a period of thirty (30) days; provided, however, nothing in this Section 15.8 shall prevent either PARTY from seeking equitable relief. The PARTIES may, but are not obligated to, agree to use the alternate dispute resolution procedure set forth in Exhibit C and may file a lawsuit in court to seek redress with respect to any claimed breach or damage.

15.8                        FORCE MAJEURE.  Neither PARTY shall be liable to the other for any default hereunder, which is not a payment default, which is due to cause beyond the control of the PARTY in default, including but not limited to the actions or inactions of any REGULATORY AUTHORITY; breakdown of plant or machinery or shortages of labor, fuel, transportation of materials, fires, floods, earthquakes, war, acts of terrorism, riots or insurrections, unless such event is directly or indirectly caused due to the negligence or intentional action or inaction of the defaulting PARTY. If either PARTY shall seek to rely on Force Majeure, it shall give written notice to the other indicating the details of the event which it claims has put due performance of its obligations beyond its control. In addition, the affected PARTY shall exert all reasonable efforts to eliminate or cure any Force Majeure event and to resume performance with all possible speed.  In the event that a default as a result of Force Majeure cannot be resolved within six (6) months, the PARTIES shall either resolve the matter by mutual agreement or terminate this AGREEMENT.

15.9                        SUCCESSORS.  The rights and obligations included in this AGREEMENT shall be binding upon the parties hereto and their successors and assigns.

15.10                 ASSIGNMENT.  This AGREEMENT may not be assigned by either party without the consent of the other except that: (a) MEDIMMUNE may assign this AGREEMENT without consent in the event of a merger, acquisition or transfer of all or substantially all of its business or assets relating to this AGREEMENT, and (b) ABBOTT may assign this AGREEMENT to an AFFILIATE, provided that, in either case, the assigning PARTY shall provide notice of assignment to the other PARTY and that in the case of any assignment by ABBOTT to an AFFILIATE, ABBOTT and Abbott Laboratories shall remain obligated to fulfill the responsibilities of such AFFILIATE.

15.11                 NOTICES.  Any notice to be given under this AGREEMENT shall be deemed to have been sufficiently given and delivered upon the earlier of: (a) when received at the address set forth below; (b) five (5) business days after being mailed by registered or certified mail, postage prepaid with return receipt requested, addressed to the party to be notified at its address stated below or at such other address as may hereafter be furnished in writing to the notifying party; or (c) on the day when sent by facsimile as confirmed by registered or certified mail. Notices shall be delivered to the respective parties at the addresses set forth below:

To MEDIMMUNE:	MedImmune, Inc.		Copy to:	MedImmune, Inc.
	One MedImmune Way			One MedImmune Way
	Gaithersburg, MD 20878			Gaithersburg, MD 20878
	Phone: (301) 398-4041			Phone: (301) 398-4625
	Fax: (301) 398-9041			Fax: (301) 398-9625
	ATTN:	Chief Executive		ATTN: General Counsel
Officer

To ABBOTT:	Abbott International LLC	Copy to:	Abbott Laboratories
	Licensing and Business		D-364, AP6D
	Development, AP-34		100 Abbott Park Road
	100 Abbott Park Road		Abbott Park, IL 60064
	Abbott Park, IL 60064		Phone: (947) 937-5211
	Phone: (847) 938-7598		Fax: (847) 938-1342
	Fax: (847) 938-6807		ATTN: DVP, International Legal
ATTN: DVP, Licensing and
Business Development

15.13.              PAYMENTS TO BE PAID IN FULL.  Where any sum due to be paid to MEDIMMUNE hereunder is subject to any withholding or similar tax, the PARTIES shall use their best efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, ABBOTT shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due MEDIMMUNE and secure and send to MEDIMMUNE the best available evidence of such payment.  To the extent that MEDIMMUNE is unable to recover VAT or a similar tax accrued in a country in connection with its supply of PRODUCT to ABBOTT hereunder, ABBOTT shall exert COMMERCIALLY REASONABLE EFFORTS to assist MEDIMMUNE in recovering such tax.

15.12                 CURRENCY CALCULATION.  In all cases where calculations or amounts are made or stated in U.S. Dollars, conversion from local currency to U.S. Dollars shall be made as set forth in Section 3.2(f).

[Remainder of this page intentionally left blank.]

The parties have caused this AGREEMENT to be executed by their respective duly authorized representatives as of the date set forth in the preamble above.

ABBOTT INTERNATIONAL LLC			MEDIMMUNE, INC.

By:			By:
	Name:	Holger Liepmann		Name:	David M. Mott
	Title:	Senior Vice President,		Title:	President and Chief Executive Officer
International Operations

JOINDER:

The undersigned, Abbott Laboratories, an Illinois corporation, hereby joins in the execution of this Amended and Restated Distribution Agreement for the purpose of obligating itself to the obligations and undertakings of Abbott International LLC, as set forth in the AGREEMENT.

ABBOTT LABORATORIES

By:
	Name:	Holger Liepmann
	Title:	Senior Vice President,
International Operations

EXHIBIT 3.2

PRODUCT PRICE DEFINITIONS

For the purposes of Section 3.2 and this Exhibit 3.2, the following capitalized terms have the following meanings (all capitalized terms used but not defined in this Exhibit 3.2, have the meanings set forth in the AGREEMENT and all section references are to sections of the AGREEMENT):

1.                                       “BASE PRICE” of a UNIT of PRODUCT shall mean the sum of:  (a) [***] of COST of GOODS for each UNIT of such PRODUCT plus (b) royalties to be paid by MEDIMMUNE to THIRD PARTIES on each UNIT of such PRODUCT.  For purposes of calculating the BASE PRICE solely with respect to NUMAX, the royalty percentage rate allocable to each UNIT of NUMAX shall not exceed the greater of the royalty percentage rates allocable to each UNIT of NUMAX: (i) payable by MEDIMMUNE to its licensors in connection with the sale of NUMAX outside the TERRITORY, or (ii) payable by MEDIMMUNE to its licensors in connection with the sale of the NUMAX to ABBOTT for sale within the TERRITORY.  As of the EFFECTIVE DATE, MEDIMMUNE represents and warrants that it has not entered into any license agreement with respect to NUMAX which disproportionately allocates a higher royalty rate based on its sales of NUMAX in the TERRITORY as compared to the royalty rate based on its U.S. sales of NUMAX.  MEDIMMUNE agrees that during the TERM, it will use COMMERCIALLY REASONABLE EFFORTS to not enter into any such license agreements; provided, however, that restriction shall not apply to the extent any such license agreement relates to intellectual property in the TERRITORY but not outside of the TERRITORY and the economic terms of such license reasonably relate to the value of such intellectual property.

2.                                       “CONTRACT PRICE” of a UNIT of any PRODUCT shall mean: (a) the sum of (i) the LOWER PERCENTAGE of that portion of NET SALES of all PRODUCTS in the TERRITORY in a CONTRACT YEAR that is less than or equal to the THRESHOLD plus (ii) the HIGHER PERCENTAGE of that portion of NET SALES of all PRODUCTS in the TERRITORY in a CONTRACT YEAR that is in excess of the THRESHOLD, divided by (b) the total number of UNITS of PRODUCTS included in NET SALES of all PRODUCTS (net of any UNITS which triggered a deduction in the applicable NET SALES calculation for returns, recalls, free goods or samples).  For clarity, the CONTRACT PRICE shall be calculated separately for NUMAX and SYNAGIS.

3.                                       “ESTIMATED SALE PRICE” of a UNIT of PRODUCT shall mean the greater of:  (a) the BASE PRICE of such UNIT or (b) either:

(i)                                     with respect to PRODUCT ordered by ABBOTT and delivered by MEDIMMUNE prior to the LAUNCH of such PRODUCT in the TERRITORY, an amount equal to: (A) the sum of the LOWER PERCENTAGE of that portion of ESTIMATED NET SALES of all PRODUCTS in the TERRITORY in a CONTRACT YEAR that is less than or equal to the THRESHOLD plus the HIGHER PERCENTAGE of that portion of ESTIMATED NET SALES of all PRODUCTS in the TERRITORY in a CONTRACT YEAR that is in excess of the THRESHOLD divided by (B) the number of UNITS of PRODUCT estimated to be sold in the TERRITORY (net of any UNITS which triggered a deduction in the applicable NET SALES calculation for returns, recalls, free goods or samples) in the CONTRACT YEAR upon which ESTIMATED NET SALES PRICE is calculated;

(ii)                                  with respect to PRODUCT ordered by ABBOTT and delivered by MEDIMMUNE on or after LAUNCH of such PRODUCT in the TERRITORY and until the end of the first CONTRACT YEAR thereafter, the lesser of:  (A) the ESTIMATED SALE PRICE calculated in accordance with subsection (i) or (B) the ESTIMATED SALE PRICE for SYNAGIS calculated in accordance with subsection (iii) for the CONTRACT YEAR immediately preceding the CONTRACT YEAR in which such PRODUCT was delivered; or

(iii)                               with respect to PRODUCT ordered by ABBOTT and delivered by MEDIMMUNE after the first full CONTRACT YEAR following LAUNCH of such PRODUCT in the TERRITORY, an amount equal to: (A) the sum of the LOWER PERCENTAGE of that portion of NET SALES of all PRODUCTS in the TERRITORY in the first three CALENDAR QUARTERS of the preceding CONTRACT YEAR that is less than or equal to the THRESHOLD plus the HIGHER PERCENTAGE of that portion of NET SALES of all PRODUCTS in the TERRITORY in the first three CALENDAR QUARTERS of the preceding CONTRACT YEAR that is in excess of the THRESHOLD divided by (B) the number of UNITS of PRODUCT included in NET SALES (net of any UNITS which triggered a deduction in the applicable NET SALES calculation for returns, recalls, free goods or samples) for the first three CALENDAR QUARTERS of the preceding CONTRACT YEAR.

Solely for the purposes of this paragraph 3, the LAUNCH of the liquid formulation of SYNAGIS shall not be considered a LAUNCH (i.e., the ESTIMATED SALE PRICE for the liquid formulation of SYNAGIS shall be calculated based on subsection (iii) above based on the NET SALES of the lyophilized formulation of SYNAGIS in the preceding CONTRACT YEAR).

For clarity, the ESTIMATED SALE PRICE shall be calculated separately for NUMAX and SYNAGIS.

4.                                       “ESTIMATED NET SALES” shall mean the estimated NET SALES of all PRODUCTS by ABBOTT during the first CONTRACT YEAR including the LAUNCH of PRODUCT by ABBOTT.  With respect to NUMAX, to the extent providing such an estimate would be contrary to the applicable laws and regulations of one or more countries in the TERRITORY the NET SALES of SYNAGIS in the previous CONTRACT YEAR in such countries shall be deemed to be the “ESTIMATED NET SALES” for such countries.

5.                                       “FINAL PRICE” of a UNIT of PRODUCT shall mean the greater of the BASE PRICE of such UNIT or the CONTRACT PRICE of such UNIT.

6.                                       “FIRST SEASON PRE-APPROVAL PRODUCT” shall mean UNITS of NUMAX or the liquid formulation of SYNAGIS ordered by ABBOTT before the respective first commercial sale of each such PRODUCT in any country in the MAJOR MARKETS in anticipation of receiving REGULATORY APPROVAL for each such PRODUCT, in each case, intended for sale in the [***] period after the respective first commercial sale of each such PRODUCT in any country in the MAJOR MARKETS.  Upon receipt of REGULATORY APPROVAL for the applicable PRODUCT and thereafter such PRODUCT shall no longer be deemed to be FIRST SEASON PRE-APPROVAL PRODUCT (except to the extent of ABBOTT’s payment obligation set forth in Section 3.2(e)).

7.                                       “HIGHER PERCENTAGE” shall mean (a) [***] with respect to all PRODUCT in all circumstances, except in the case of sales of SYNAGIS on or (b) after a REVERSION DATE in countries as to which ABBOTT’s rights to NUMAX have terminated pursuant to Section 14.3(a) and for such sales the HIGHER PERCENTAGE shall be [***].

8.                                       “INVOICE PRICE” shall have the meaning set forth in Section 3.2(b).

9.                                       “LOWER PERCENTAGE” shall mean (a) [***] with respect to all PRODUCT in all circumstances, except in the case of sales of SYNAGIS on or (b) after a REVERSION DATE in countries as to which ABBOTT’s rights to NUMAX have terminated pursuant to Section 14.3(a) and for such sales the LOWER PERCENTAGE shall be [***].

10.                                 “MINIMUM PRICE” of a UNIT of PRODUCT shall mean:

(a)                                  in the case of SAMPLES or FIRST SEASON PRE-APPROVAL PRODUCT, the COST OF GOODS of such UNIT (plus royalties, if any, due by MEDIMMUNE to any THIRD PARTIES on such COST OF GOODS);

(b)                                 in the case of NUMAX delivered to ABBOTT (other than SAMPLES or FIRST SEASON PRE-APPROVAL PRODUCT), in the first year of first commercial sale of NUMAX in any country in the MAJOR MARKETS, the first CONTRACT YEAR thereafter and any extended period described below (if any), [***] of the ESTIMATED SALE PRICE of such UNIT; or

(c)                                  in the case of all other PRODUCT, [***] of the ESTIMATED SALE PRICE of such UNIT.

In the case of (b) above, at least ninety (90) days before the end of the first full CONTRACT YEAR after the LAUNCH of NUMAX in the TERRITORY, the PARTIES shall discuss whether a [***] rate applied during the first year of LAUNCH of NUMAX and the first CONTRACT YEAR thereafter would have been to ABBOTT’s financial detriment during that time period.  If ABBOTT provides reasonable evidence that the [***] rate would have been to ABBOTT’s detriment, the PARTIES shall discuss in good faith extending the [***] rate for an extended period to be mutually agreed upon by the PARTIES.

In the case of (c) above, for any given CALENDAR QUARTER, in the event that (i) the change in the weighted-average exchange rate for all the MAJOR MARKETS for that CALENDAR QUARTER (calculated as total NET SALES in local currency for the MAJOR MARKETS divided by total NET SALES in U.S. dollars for the MAJOR MARKETS (calculated in accordance with Section 3.2(f)) from the weighted-average exchange rate for all the MAJOR MARKETS for the first three CALENDAR QUARTERS of the preceding CONTRACT YEAR exceeds [***], or (ii) any change in economic conditions, market competition or governmental price regulation in any MAJOR MARKET causes a reduction of greater than [***] in the amount of NET SALES or selling price of the PRODUCT in such MAJOR MARKET, the PARTIES will renegotiate in good faith the MINIMUM PRICE for PRODUCT delivered to the carrier for the remaining CALENDAR QUARTERS of the TERM of this AGREEMENT.

11.                                 “SAMPLES” shall mean PRODUCT used by ABBOTT or its AFFILIATES for:  (a) clinical trials conducted by ABBOTT in accordance with Section 6.9, (b) sampling of NUMAX in accordance with a program which is reviewed and approved by the DEVELOPMENT COMMITTEE, including but limited to, sampling in connection with any expanded access program or in the first year of LAUNCH of NUMAX in any country in the TERRITORY or (c) delivery of PRODUCT to REGULATORY AUTHORITIES in connection with REGULATORY FILINGS.  SAMPLES must be designated as such by ABBOTT at the time of order.

12.                                 “THRESHOLD” shall mean [***], except that on or after a REVERSION in which ABBOTT’s rights to NUMAX are terminated in all countries of the TERRITORY pursuant to Section 14.3(a), the THRESHOLD shall be [***].  In the event that a REVERSION DATE occurs in the middle of a CONTRACT YEAR or ABBOTT’s rights to NUMAX are not terminated in all countries of the TERRITORY pursuant to Section 14.3(a) so that the THRESHOLD is not determinable, the PARTIES shall meet and agree in good faith to revise the definition of CONTRACT PRICE, consistent to the extent possible, with the terms of this AGREEMENT.